Exhibit 10.4

Private & Confidential
Dated 3 July 2018

   Royal Caribbean Cruises Ltd. (1)
   (the Borrower)
   KfW IPEX-Bank GmbH (2)
   (the Hermes Agent)
   KfW IPEX-Bank GmbH (3)
   (the Facility Agent)

   KfW IPEX-Bank GmbH (4)
   (as Initial Mandated Lead Arranger)

   BNP Paribas Fortis S.A./N.V. (5)
   DNB Bank ASA
   Skandinaviska Enskilda Banken AB (publ)
(the Mandated Lead Arrangers)
   and

    certain financial institutions (6)
   (the Lenders)

___________________________________________ Amendment No. 5 in connection with the Credit Agreement in respect of “Quantum of the Seas” (Hull S-697) ___________________________________________

Contents
Clause        Page
1Interpretation and definitions    1
2Amendment of the Existing Credit Agreement    2
3Conditions of Effectiveness of Amended Agreement    2
4Representations and Warranties    3
5Incorporation of Terms    3
6Costs and Expenses    3
7Counterparts    3
8Governing Law    3
Schedule 1 Amended and Restated Credit Agreement4

THIS AMENDMENT NO. 5 (this Amendment) is dated         3 July            2018 and made BETWEEN:

(1)	ROYAL CARIBBEAN CRUISES LTD. (a corporation organised and existing under the laws of The Republic of Liberia) (the Borrower);

(2)	KfW IPEX-Bank GmbH as facility agent (the Facility Agent);

(3)	KfW IPEX-Bank GmbH as Hermes agent (the Hermes Agent);

(4)	KfW IPEX-Bank GmbH as initial mandated lead arranger (the Initial Mandated Lead Arranger);

(5)	BNP Paribas Fortis S.A./N.V, DNB Bank ASA, and Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers (together with the Initial Mandated Lead Arranger, the Mandated Lead Arrangers); and

(6)	The financial institutions party thereto as lenders from time to time (the Lenders).
WHEREAS:

(A)
The Borrower, the Facility Agent, the Hermes Agent and the Lenders are parties to a credit agreement dated 8 June 2011, as amended and restated by that amendment agreement dated 17 February 2012, as further amended by that deed of amendment no. 2 dated 10 May 2012, that Amendment No. 3 dated 17 October 2014 and as further amended and restated by amendment No. 4 dated 2 February 2016 (the Existing Credit Agreement), in respect of the vessel with Hull number S-697 (now “Quantum of the Seas” with IMO Number 9549463) (the Vessel) whereby it was agreed that the Lenders would make available to the Borrower, upon the terms and conditions therein, a US dollar loan facility (the Facility) calculated on the amount equal to the sum of (a) up to eighty per cent (80%) of the Contract Price (as defined in the Existing Credit Agreement) of the Vessel but which Contract Price will not exceed EURO 725,000,000 and (b) up to 100% of the Hermes Fee (as defined therein).

(B)	The Parties wish to amend the Existing Credit Agreement to the extent set out in this Amendment.
NOW IT IS AGREED as follows:

1	Interpretation and definitions

1.1	Definitions in the Existing Credit Agreement

(a)
Unless the context otherwise requires or unless otherwise defined in this Amendment, words and expressions defined in the Existing Credit Agreement shall have the same meanings when used in this Amendment.

(b)	The principles of construction set out in the Existing Credit Agreement shall have effect as if set out in this Amendment.

1.2	In this Amendment:
Amended Agreement means the Existing Credit Agreement as amended in accordance with this Amendment.

Effective Date has the meaning set forth in clause 3.

1.3	Third party rights
Other than the CIRR Representative in respect of the rights of the CIRR Representative under the Loan Documents, unless expressly provided to the contrary in a Loan Document, no term of this Amendment is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Amendment.

1.4	Designation
In accordance with the Existing Credit Agreement, each of the Lenders and the Facility Agent designates this Amendment as a Loan Document.

2	Amendment of the Existing Credit Agreement
In consideration of the mutual covenants in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Existing Credit Agreement (but without all its Exhibits which shall remain in the same form and deemed to form part of the Existing Credit Agreement) is, subject to the satisfaction of the conditions precedent set forth in clause 3, hereby amended on the Effective Date so as to read in accordance with the form of the amended and restated credit agreement set out in Schedule 1 and which will, together with the Exhibits, continue to be binding upon each of the parties hereto in accordance with its terms as so amended and restated.

3	Conditions of Effectiveness of Amended Agreement

3.1
The Amended Agreement shall become effective in accordance with the terms of this Amendment on the date each of the following conditions has been satisfied to the reasonable satisfaction of the Facility Agent (the Effective Date):

(a)	the Facility Agent shall have received from the Borrower:

(i)
a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorized to act with respect to this Amendment and as to the truth and completeness of the attached resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Amendment, and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending such prior certificate; and

(ii)	a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower.

(b)
the Facility Agent shall have received all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsel to the Facility Agent) required to be paid by the Borrower pursuant to clause 6 below or that the Borrower has otherwise agreed in writing to pay to the Facility Agent, in each case on or prior to the Effective Date;

(c)	the Facility Agent shall have received the amendment to the Hermes Insurance Policy duly issued by Hermes; and

(d)	the representations and warranties set forth in clause 4 are true as of the Effective Date.

3.2	The Facility Agent shall notify the Lenders and the Borrower of the Effective Date and such notice shall be conclusive and binding.

4	Representations and Warranties
The representations and warranties in Article VI of the Amended Agreement (excluding Section 6.10 of the Existing Credit Agreement) are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of this Amendment, in each case as if reference to the Loan Documents in each such representation and warranty was a reference to this Agreement.

5	Incorporation of Terms
The provisions of Section 11.2 (Notices), Section 11.6 (Severability) and Subsections 11.14.2 (Jurisdiction), 11.14.3 (Alternative Jurisdiction) and 11.14.4 (Service of Process) of the Existing Credit Agreement shall be incorporated into this Amendment as if set out in full in this Amendment and as if references in those sections to “this Agreement” or “the Loan Documents” were references to this Amendment.

6	Costs and Expenses
The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Facility Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other documents to be delivered hereunder (including the reasonable and documented fees and expenses of counsel for the Facility Agent with respect hereto and thereto as agreed with the Facility Agent) in accordance with the terms of Section 11.3 of the Existing Credit Agreement.

7	Counterparts
This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8	Governing Law
This Amendment, and all non-contractual obligations arising in connection with it, shall be governed by and construed in accordance with English law.
IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed and delivered as a deed as of the date first above written.

Schedule 1
Amended and Restated Credit Agreement

____________________________________
AMENDED AND RESTATED
HULL NO. S-697 CREDIT AGREEMENT
_________________________________________
dated as of June 8, 2011
amended and restated on February 17, 2012, further amended on May 10, 2012, further amended on October 17, 2014, further amended and restated on February 2, 2016
and as further amended and restated on     3 July             2018
BETWEEN
Royal Caribbean Cruises Ltd.
as the Borrower,
the Lenders from time to time party hereto,
KfW IPEX-Bank GmbH
as Hermes Agent and Facility Agent,
KfW IPEX-Bank GmbH
as Initial Mandated Lead Arranger,
and
BNP Paribas Fortis S.A./N.V.
DNB Bank ASA
Skandinaviska Enskilda Banken AB (publ)
as the Mandated Lead Arrangers

TABLE OF CONTENTS
PAGE
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1. Defined Terms2
SECTION 1.2. Use of Defined Terms15
SECTION 1.3. Cross-References15
SECTION 1.4. Application of this Agreement to KfW IPEX as an Option A Lender    16
SECTION 1.5. Accounting and Financial Determinations16
ARTICLE II COMMITMENTS AND BORROWING PROCEDURES
SECTION 2.1. Commitment16
SECTION 2.2. Commitment of the Lenders; Termination and Reduction of Commitments17
SECTION 2.3. Borrowing Procedure17
SECTION 2.4. Funding19
ARTICLE III REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
SECTION 3.1. Repayments20
SECTION 3.2. Prepayment20
SECTION 3.3. Interest Provisions.21
SECTION 3.3.1. Rates.21
SECTION 3.3.2. Election of Floating Rate.21
SECTION 3.3.3. Conversion to Floating Rate.22
SECTION 3.3.4. Post-Maturity Rates.22
SECTION 3.3.5. Payment Dates.22
SECTION 3.3.6. Interest Rate Determination; Replacement Reference Banks22
SECTION 3.4. Commitment Fees.23

SECTION 3.4.1. Payment.23
SECTION 3.5. CIRR Fees.23
SECTION 3.5.1. Payment.24
SECTION 3.6. Other Fees.24
ARTICLE IV CERTAIN LIBO RATE AND OTHER PROVISIONS
SECTION 4.1. LIBO Rate Lending Unlawful.24
SECTION 4.2. Deposits Unavailable25
SECTION 4.3. Increased LIBO Rate Loan Costs, etc.26
SECTION 4.4. Funding Losses27
SECTION 4.4.1. Indemnity27
SECTION 4.5. Increased Capital Costs29
SECTION 4.6. Taxes29
SECTION 4.7. Reserve Costs31
SECTION 4.8. Payments, Computations, etc.32
SECTION 4.9. Replacement Lenders, etc.33
SECTION 4.10. Sharing of Payments33
SECTION 4.11. Set-off34
SECTION 4.12. Use of Proceeds34
ARTICLE V CONDITIONS TO BORROWING
SECTION 5.1. Initial Advance of the Loan35
SECTION 5.1.1. Resolutions, etc.35
SECTION 5.1.2. Opinions of Counsel35
SECTION 5.1.3. Hermes Insurance Policy36
SECTION 5.1.4. CIRR requirements36

SECTION 5.2. Advance of the Loan37
SECTION 5.2.1. Closing Fees, Expenses, etc.37
SECTION 5.2.2. Compliance with Warranties, No Default, etc37
SECTION 5.2.3. Loan Request37
SECTION 5.2.4. Hermes Insurance Policy37
SECTION 5.2.5. Foreign Exchange Counterparty Confirmations.38
SECTION 5.2.6. Pledge Agreement38
SECTION 5.2.7. Opinion of Counsel38
SECTION 5.3. Advance of the Loan on the Final Disbursement Date38
ARTICLE VI REPRESENTATIONS AND WARRANTIES
SECTION 6.1. Organization, etc.38
SECTION 6.2. Due Authorization, Non-Contravention, etc.39
SECTION 6.3. Government Approval, Regulation, etc.39
SECTION 6.4. Compliance with Laws39
SECTION 6.5. Validity, etc.40
SECTION 6.6. No Default, Event of Default or Prepayment Event40
SECTION 6.7. Litigation40
SECTION 6.8. The Purchased Vessel40
SECTION 6.9. Obligations rank pari passu    40
SECTION 6.10. Withholding, etc.41
SECTION 6.11. No Filing, etc. Required41
SECTION 6.12. No Immunity41
SECTION 6.13. Investment Company Act41
SECTION 6.14. Regulation U41

SECTION 6.15. Accuracy of Information41
ARTICLE VII COVENANTS
SECTION 7.1. Affirmative Covenants42
SECTION 7.1.1. Financial Information, Reports, Notices, etc.    42
SECTION 7.1.2. Approvals and Other Consents.43
SECTION 7.1.3. Compliance with Laws, etc.43
SECTION 7.1.4. The Purchased Vessel44
SECTION 7.1.5. Insurance44
SECTION 7.1.6. Books and Records45
SECTION 7.1.7. Hermes Insurance Policy/Federal Republic of Germany Requirement45
SECTION 7.2. Negative Covenants45
SECTION 7.2.1. Business Activities45
SECTION 7.2.2. Indebtedness45
SECTION 7.2.3. Liens46
SECTION 7.2.4. Financial Condition48
SECTION 7.2.5. Investments49
SECTION 7.2.6. Consolidation, Merger, etc.    49
SECTION 7.2.7. Asset Dispositions, etc.49
SECTION 7.3. Limitation in respect of Certain Representations, Warranties and Covenants50
ARTICLE VIII EVENTS OF DEFAULT
SECTION 8.1. Listing of Events of Default50
SECTION 8.1.1. Non-Payment of Obligations50
SECTION 8.1.2. Breach of Warranty51
SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations51

SECTION 8.1.4. Default on Other Indebtedness51
SECTION 8.1.5. Bankruptcy, Insolvency, etc.52
SECTION 8.2. Action if Bankruptcy52
SECTION 8.3. Action if Other Event of Default52
ARTICLE IX PREPAYMENT EVENTS
SECTION 9.1. Listing of Prepayment Events53
SECTION 9.1.1. Change of Control53
SECTION 9.1.2. [RESERVED]53
SECTION 9.1.3. Unenforceability53
SECTION 9.1.4. Approvals53
SECTION 9.1.5. Non-Performance of Certain Covenants and Obligations53
SECTION 9.1.6. Judgments53
SECTION 9.1.7. Condemnation, etc.54
SECTION 9.1.8. Arrest54
SECTION 9.1.9. Sale/Disposal of the Purchased Vessel54
SECTION 9.1.10. Delayed Delivery of the Purchased Vessel54
SECTION 9.1.11. Termination of the Construction Contract54
SECTION 9.2. Mandatory Prepayment54
ARTICLE X THE FACILITY AGENT AND THE HERMES AGENT
SECTION 10.1. Actions55
SECTION 10.2. Indemnity55
SECTION 10.3. Funding Reliance, etc55
SECTION 10.4. Exculpation56
SECTION 10.5. Successor56

SECTION 10.6. Loans by the Facility Agent57
SECTION 10.7. Credit Decisions58
SECTION 10.8. Copies, etc58
SECTION 10.9. The Agents’ Rights58
SECTION 10.10. The Facility Agent’s Duties58
SECTION 10.11. Employment of Agents59
SECTION 10.12. Distribution of Payments59
SECTION 10.13. Reimbursement59
SECTION 10.14. Instructions59
SECTION 10.15. Payments60
SECTION 10.16. “Know your customer” Checks60
SECTION 10.17. No Fiduciary Relationship60
ARTICLE XI MISCELLANEOUS PROVISIONS
SECTION 11.1. Waivers, Amendments, etc.60
SECTION 11.2. Notices61
SECTION 11.3. Payment of Costs and Expenses62
SECTION 11.4. Indemnification63
SECTION 11.5. Survival64
SECTION 11.6. Severability64
SECTION 11.7. Headings64
SECTION 11.8. Execution in Counterparts,.64
SECTION 11.9. Third Party Rights64
SECTION 11.10. Successors and Assigns65
SECTION 11.11. Sale and Transfer of the Loan; Participations in the Loan65

SECTION 11.11.1. Assignments65
SECTION 11.11.2. Participations67
SECTION 11.12. Other Transactions68
SECTION 11.13. Hermes Insurance Policy.68
SECTION 11.13.1. Terms of Hermes Insurance Policy68
SECTION 11.13.2. Obligations of the Borrower.70
SECTION 11.13.3. Obligations of the Hermes Agent and the Lenders.70
SECTION 11.14. Law and Jurisdiction71
SECTION 11.14.1. Governing Law71
SECTION 11.14.2. Jurisdiction71
SECTION 11.14.3. Alternative Jurisdiction71
SECTION 11.14.4. Service of Process71
SECTION 11.15. Confidentiality71

EXHIBITS
Exhibit A    -    Repayment Schedule
Exhibit B    -    Form of Loan Request
Exhibit C    -    [Reserved]
Exhibit D-1    -    Form of Opinion of Liberian Counsel to Borrower
Exhibit D-2    -    Form of Opinion of Counsel to Lenders
Exhibit D-3    -    Form of Opinion of US Tax Counsel to the Lenders
Exhibit E    -    Form of Lender Assignment Agreement
Exhibit F    -    Form of Option A Refinancing Agreement
Exhibit G    -    Form of Pledge Agreement
Exhibit H    -    Form of Opinion of German Counsel

CREDIT AGREEMENT
HULL NO. S-697 CREDIT AGREEMENT, dated as of June 8, 2011, amended and restated on February 2, 2016 and further amended and restated on         3 July         2018, is among Royal Caribbean Cruises Ltd., a Liberian corporation (the “Borrower”), KfW IPEX-Bank GmbH, in its capacity as agent for the Lenders referred to below in respect of Hermes-related matters (in such capacity, the “Hermes Agent”), in its capacity as facility agent (in such capacity, the “Facility Agent”) and in its capacity as a lender (in such capacity, together with each of the other Persons that shall become a “Lender” in accordance with Section 11.11.1 hereof, each of them individually a “Lender” and, collectively, the “Lenders”).
W I T N E S S E T H:
WHEREAS,

(A)
The Borrower and Meyer Werft GmbH, Papenburg (the “Builder”) have entered on February 14, 2011 into a Contract for the Construction and Sale of Hull No. S-697 (as amended from time to time, the “Construction Contract”) pursuant to which the Builder has agreed to design , construct, equip, complete, sell and deliver the passenger cruise vessel bearing Builder’s hull number S-697 (the “Purchased Vessel”);

(B)
The Lenders have agreed to make available to the Borrower, upon the terms and conditions contained herein, a US dollar loan facility calculated on the amount (the “Maximum Loan Amount”) equal to the sum of (x) up to eighty per cent (80%) of the Contract Price (as defined below) of the Purchased Vessel (as defined below), as adjusted from time to time in accordance with the Construction Contract to reflect, among other adjustments, change orders, but which Contract Price shall not exceed for this purpose EUR 725,000,000 (the “Contract Price Proceeds”) and (y) up to 100% of the Hermes Fee (as defined below) (the “Hermes Fee Proceeds”) and being made available in the US Dollar Equivalent of that Maximum Loan Amount;

(C)
Except as otherwise provided below under the Alternative Disbursement Option (as defined below), the Contract Price Proceeds will be provided to the Borrower two (2) Business Days prior to the delivery of the Purchased Vessel for the purpose of paying a portion of the Contract Price in connection with the Borrower’s purchase of the Purchased Vessel. The Hermes Fee Proceeds will be provided on the First Disbursement Date, with 75% of such Hermes Fee Proceeds to be disbursed directly to the Hermes Agent for Hermes’ account for the payment of the Second Fee (as defined below) and 25% to be disbursed to the Borrower for reimbursement of the First Fee (as defined below);

(D)	The Parties hereto have previously amended this Agreement pursuant to the Amendment Agreement, the Amendment Deed Number Two, the Amendment

Agreement Number Three and Amendment Agreement Number Four (each as defined below); and

(E)
Pursuant to Amendment Agreement Number Five dated as of          2018 (the “Amendment Agreement Number Five”), and upon satisfaction of the conditions set forth therein, this Agreement is being amended and restated in the form of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1.    Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalized, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
“Accumulated Other Comprehensive Income (Loss)” means at any date the Borrower’s accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.
“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Agreement” means, on any date, this credit agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.
“Alternative Disbursement Option” means the option of the Borrower to request the making of the Loan in multiple advances (in an aggregate principal amount not to exceed the US Dollar Maximum Loan Amount) (i) prior to delivery of the Purchased Vessel, on each date on which the Borrower is required to make a pre-delivery installment payment to the Builder (other than, for the avoidance of doubt, the first such pre-delivery installment) and (ii) on the Final Disbursement Date.
“Amendment Agreement” means the agreement dated February 17, 2012 and made between the parties hereto pursuant to which this Agreement was amended and restated.
“Amendment Agreement Number Five” means the amendment agreement dated     3 July 2018 and made between the parties hereto pursuant to which this Agreement was amended and restated.

“Amendment Agreement Number Four” means the amendment agreement dated 2 February 2016 and made between the parties hereto and the Mandated Lead Arrangers (as therein defined) pursuant to which this Agreement was amended and restated.
“Amendment Agreement Number Three” means the amendment agreement dated 17 October 2014 and made between the parties hereto and the Mandated Lead Arrangers (as therein defined) pursuant to which this Agreement was amended.
“Amendment Deed Number Two” means the deed of amendment dated 10 May 2012 and made between the parties hereto and the Mandated Lead Arrangers (as therein defined) pursuant to which this Agreement was amended.
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Commitment Rate” means (x) from the Effective Date through and including October 28, 2012, 0.15% per annum, (y) from October 29, 2012 through and including October 28, 2013, 0.25% per annum, and (z) from October 29, 2013 until the Final Disbursement Date, 0.30% per annum.
“Applicable Jurisdiction” means the jurisdiction or jurisdictions under which the Borrower is organized, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.
“Approved Appraiser” means any of the following: Barry Rogliano Salles, Paris, H Clarkson & Co. Ltd., London, R.S. Platou Shipbrokers, Norway, or Fearnley AS, Norway.
“Assignee Lender” is defined in Section 11.11.1.
“Authorized Officer” means those officers of the Borrower authorized to act with respect to the Loan Documents and whose signatures and incumbency shall have been certified to the Facility Agent by the Secretary or an Assistant Secretary of the Borrower.
“Bank of Nova Scotia Agreement” means the U.S. $1,428,000,000 amended and restated credit agreement dated as of December 4, 2017 among the Borrower, as borrower, the various financial institutions as are or shall become parties thereto, as lenders, and The Bank of Nova Scotia, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.
“Borrower” is defined in the preamble.
“Builder” is defined in the preamble.
“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City, London or Frankfurt,

and if the applicable Business Day relates to an advance of all or part of the Loan, an Interest Period, prepayment or conversion, in each case with respect to the Loan bearing interest by reference to the LIBO Rate, a day on which dealings in deposits in Dollars are carried on in the London interbank market.
“Buyer’s Allowance” has the meaning assigned thereto in Article II.1 of the Construction Contract and, when such expression is prefaced by the word “incurred”, shall mean such amount of the Buyer’s Allowance, not exceeding EUR 57,000,000, as shall at the relevant time have been paid, or become payable, to the Builder by the Borrower under the Construction Contract as part of the Contract Price.
“Capital Lease Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases.
“Capitalization” means, at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders’ Equity on such date.
“Capitalized Lease Liabilities” means the principal portion of all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Cash Equivalents” means all amounts other than cash that are included in the “cash and cash equivalents” shown on the Borrower’s balance sheet prepared in accordance with GAAP.
“Change of Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“CIRR Representative” means KfW, acting in its capacity as CIRR mandatary in connection with this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment” means, relative to any Lender, such Lender’s obligation to make the Loan pursuant to Section 2.1.
“Commitment Fees” is defined in Section 3.4.
“Commitment Termination Date” means July 28, 2015.
“Construction Contract” is defined in the preamble.
“Contract Price” is as defined in the Construction Contract.
“Contractual Delivery Date” means, at any time, the date which at such time is the date specified for delivery of the Purchased Vessel under the Construction Contract, as such date may be modified from time to time pursuant to the terms of the Construction Contract.
“Covered Taxes” is defined in Section 4.6.
“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
“Dollar” and the sign “$” mean lawful money of the United States.
“Dollar Pledged Account” means the Dollar account referred to in the Pledge Agreement.
“Effective Date” means June 8, 2011.
“Environmental Laws” means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.
“EUR” and the sign “€” mean the currency of participating member states of the European Monetary Union pursuant to Council Regulation (EC) 974/98 of 3 May 1998, as amended from time to time.
“EUR Pledged Account” means the EUR account referred to in the Pledge Agreement.
“Event of Default” is defined in Section 8.1.

“Existing Principal Subsidiaries” means each Subsidiary of the Borrower that is a Principal Subsidiary on the Effective Date.
“Facility Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Facility Agent, and as shall have accepted such appointment, pursuant to Section 10.5.
“FATCA” means Sections 1471 through 1474 of the Code, as in effect at the date hereof (or any amended or successor version that is substantively comparable), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such published intergovernmental agreements.
“Fee Letter” means any letter entered into by reference to this Agreement between any or all of the Facility Agent, the Initial Mandated Lead Arranger, the Lenders and/or the Borrower setting out the amount of certain fees referred to in, or payable in connection with, this Agreement.
“Final Disbursement Date” means the date on which the Loan is advanced, or, if the Borrower elects the Alternative Disbursement Option in accordance with Section 2.3(b), the date on which the final balance of the Loan is advanced in connection with delivery of the Purchased Vessel under the Construction Contract; provided that if the Loan is, or as the case may be, the final balance of the Loan is reborrowed pursuant to Section 3.7, then the Final Disbursement Date, solely with respect to such reborrowed Loan, shall be the date of such reborrowing.
“Final Maturity” means twelve (12) years after the Final Disbursement Date.
“First Disbursement Date” means the date on which the Loan is advanced, or, if the Borrower elects the Alternative Disbursement Option in accordance with Section 2.3(b), the date on which the first advance of the Loan is made.
“First Fee” is defined in Section 11.13.
“Fiscal Quarter” means any quarter of a Fiscal Year.
“Fiscal Year” means any annual fiscal reporting period of the Borrower.
“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

a)	net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Borrower’s consolidated statement of cash flow for such period, to

b)	the sum of:
i)    dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus
ii)    scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalized Lease Liabilities) of the Borrower and its Subsidiaries for such period.
“Fixed Rate” means a rate per annum equal to the sum of 3.66% per annum plus the Fixed Rate Margin.
“Fixed Rate Loan” means the Loan bearing interest at the Fixed Rate, or that portion of the Loan that continues to bear interest at the Fixed Rate after the termination of any Interest Make-Up Agreement pursuant to Section 3.3.3.
“Fixed Rate Margin” means 1.10% per annum.
“Floating Rate” means a rate per annum equal to the sum of the LIBO Rate plus the Floating Rate Margin.
“Floating Rate Indemnity Amount” is defined in Section 4.4.1(a).
“Floating Rate Loan” means all or any portion of the Loan bearing interest at the Floating Rate.
“Floating Rate Margin” means, for each Interest Period, 1.30% per annum.
“Further Restatement Date” means              2018, being the date on which the form of this Agreement was further amended and restated pursuant to the Amendment Agreement Number Five.
“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
“Funding Losses Event” is defined in Section 4.4.1.
“GAAP” is defined in Section 1.5.
“Government-related Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under, or Indebtedness incurred by the Borrower or any Subsidiary of the Borrower to satisfy obligations under, any governmental requirement imposed by any Applicable

Jurisdiction that must be complied with to enable the Borrower and its Subsidiaries to continue their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on the Borrower or any Subsidiary of the Borrower.
“Hedging Instruments” means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge interest, foreign currency and commodity exposures.
“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.
“Hermes” means Euler Hermes Kreditversicherungs AG, Friedensallee 254, 22763 Hamburg acting in its capacity as representative of the Federal Republic of Germany in connection with the issuance of export credit guarantees.
“Hermes Agent” is defined in the preamble.
“Hermes Fee” means the fee payable to Hermes under and in respect of the Hermes Insurance Policy.
“Hermes Insurance Policy” means the guarantee (Deckungsdokument) issued by the Federal Republic of Germany, represented by Hermes, in favor of the Lenders.
“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered and (ii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation); (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) guarantees by such Person of Indebtedness of others, up to the amount of Indebtedness so guaranteed; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) liabilities arising under Hedging Instruments.
“Indemnified Liabilities” is defined in Section 11.4.

“Indemnified Parties” is defined in Section 11.4.
“Interest Make-Up Agreement” means either an Option A Refinancing Agreement or an Option B Interest Make-Up Agreement
“Interest Payment Date” means, if the Borrower exercises the Alternative Disbursement Option, (i) prior to the Final Disbursement Date, each day that falls at a six (6)-month interval after the First Disbursement Date and (ii) the Final Disbursement Date.
“Interest Period” means:
(i) if the Borrower exercises the Alternative Disbursement Option, for the period from the First Disbursement Date to the Final Disbursement Date, the period between the First Disbursement Date and the first Interest Payment Date, and subsequently, each succeeding period between two consecutive Interest Payment Dates and (ii) from and after the Final Disbursement Date, the period between the Final Disbursement Date and the first Repayment Date, and subsequently each succeeding period between two consecutive Repayment Dates, except that:

a)
Any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next Business Day to occur, except if such Business Day does not fall in the same calendar month, the Interest Period will end on the last Business Day in that calendar month, the interest amount due in respect of the Interest Period in question and in respect of the next following Interest Period being adjusted accordingly; and

b)
If any Interest Period is altered by the application of a) above, the subsequent Interest Period shall end on the day on which it would have ended if the preceding Interest Period had not been so altered.

“Investment Grade” means, with respect to Moody’s, a Senior Debt Rating of Baa3 or better and, with respect to S&P, a Senior Debt Rating of BBB- or better.
“KfW” means KfW of Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany acting in its own name for the account of the government of the Federal Republic of Germany.
“KfW IPEX” means KfW IPEX-Bank GmbH.
“Lender Assignment Agreement” means any Lender Assignment Agreement substantially in the form of Exhibit E.
“Lender” and “Lenders” are defined in the preamble.
“Lending Office” means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Facility Agent, whether or not outside the United States, which shall be making or maintaining the Loan of such Lender hereunder.
“LIBO Rate” means the rate per annum of the offered quotation for deposits in Dollars for six months (or for such other period as shall be agreed by the Borrower and the Facility Agent) which appears on Reuters LIBOR01 Page (or any successor page) at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period; provided that:

a)
subject to Section 3.3.6, if no such offered quotation appears on Reuters LIBOR01 Page (or any successor page) at the relevant time, the LIBO Rate shall be the rate per annum certified by the Facility Agent to be the average of the rates quoted by the Reference Banks as the rate at which each of the Reference Banks was (or would have been) offered deposits of Dollars by prime banks in the London interbank market in an amount approximately equal to the amount of the Loan and for a period of six months; and

b)
for the purposes of determining the post-maturity rate of interest under Section 3.3.4, the LIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Facility Agent may determine after consultation with the Lenders, which period shall be no longer than one month unless the Borrower otherwise agrees.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.
“Loan” means the advances made by the Lenders under this Agreement from time to time in an aggregate amount not to exceed the US Dollar Maximum Loan Amount or, as the case may be, the aggregate outstanding amount of such advances from time to time.
“Loan Documents” means this Agreement, the Amendment Agreement, Amendment Deed Number Two, Amendment Agreement Number Three, Amendment Agreement Number Four, Amendment Agreement Number Five, the Pledge Agreement, the Syndication Side Letter and the Fee Letters.
“Loan Request” means the loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B hereto.
“Margin” means the Fixed Rate Margin and/or the Floating Rate Margin.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Facility Agent or any Lender under the Loan Documents or (c) the ability of the Borrower to perform its payment Obligations under the Loan Documents.

“Material Litigation” is defined in Section 6.7.
“Maximum Loan Amount” is defined in the preamble.
“Moody’s” means Moody’s Investors Service Inc.
“Net Debt” means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, the principal portion of all capitalized leases) of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication);
a)    all cash on hand of the Borrower and its Subsidiaries; plus
b)    all Cash Equivalents.
“Net Debt to Capitalization Ratio” means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalization on such date.
“New Financings” means proceeds from:
a)    borrowed money (whether by loan or issuance and sale of debt securities), including drawings under this Agreement and any revolving credit facilities of the Borrower, and
b)    the issuance and sale of equity securities.
“Nordea Agreement” means the U.S. $1,150,000,000 amended and restated credit agreement dated as of August 23, 2013, as amended by Amendment No. 1 thereto dated as of July 10, 2015 and further amended and restated on 12 October 2017, among Royal Caribbean Cruises Ltd., as the borrower, the various financial institutions as are or shall become parties thereto and Nordea Bank Finland PLC, New York Branch as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.
“Obligations” means all obligations (payment or otherwise) of the Borrower arising under or in connection with this Agreement.
“Option A Refinancing Agreement” means a refinancing agreement entered into between the Refinancing Bank and any Lender pursuant to Sections 1.2.1 and 1.2.2 of the Terms and Conditions, substantially in the form of Exhibit F hereto.
“Option A Lender” means each Lender that has executed an Option A Refinancing Agreement.
“Option B Interest Make-Up Agreement” means an interest make-up agreement entered into between the CIRR Representative and any Lender pursuant to Section 1.2.4 of the Terms and Conditions.

“Option B Lender” means each Lender that has executed an Option B Interest Make-Up Agreement.
“Organic Document” means, relative to the Borrower, its articles of incorporation (inclusive of any articles of amendment to its articles of incorporation) and its by-laws.
“Participant” is defined in Section 11.11.2.
“Participant Register” is defined in Section 11.11.2.
“Percentage” means, relative to any Lender, the percentage set forth opposite its signature hereto or as set out in the applicable Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Section 4.9 or pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.11.1.
“Person” means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.
“Pledge Agreement” means a pledge agreement substantially in the form of Exhibit G.
“Pledged Accounts” means the EUR Pledged Account and the Dollar Pledged Account and “Pledged Account” means either of them.
“Prepayment Event” is defined in Section 9.1.
“Principal Subsidiary” means any Subsidiary of the Borrower that owns a Vessel.
“Purchased Vessel” is defined in the preamble.
“Quarterly Payment Date” means the last day of each March, June, September and December or, if any such day is not a Business Day, the next succeeding Business Day.
“Reference Banks” means, if the LIBO Rate for any Interest Period cannot be determined pursuant to paragraph (a) of the definition of “LIBO Rate”, those banks designated as Reference Banks by the Facility Agent from time to time that are reasonably acceptable to the Borrower, and each additional Reference Bank and/or each replacement Reference Bank appointed by the Facility Agent pursuant to Section 3.3.6.
“Refinancing Bank” means KfW in its capacity as the provider of refinancing pursuant to Section 1.2.2 of the Terms and Conditions.
“Register” is defined in Section 11.11.3.

“Repayment Date” means each of the dates for payment of the repayment installments of the Loan specified in Exhibit A, as amended and/or replaced from time to time by the Facility Agent and the Borrower.
“Required Lenders” means, at any time, Lenders that in the aggregate, hold more than 60% of the aggregate unpaid principal amount of the Loan or, if no such principal amount is then outstanding, Lenders that in the aggregate have more than 60% of the Commitments.
“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The Mc-Graw-Hill Financial Inc.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or any person owned or controlled by any such Person or Persons, or (b) any Person operating or organized in a Sanctioned Country.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Second Fee” is defined in Section 11.13.
“Senior Debt Rating” means, as of any date, (a) the implied senior debt rating of the Borrower for debt pari passu in right of payment and in right of collateral security with the Obligations as given by Moody’s and S&P or (b) in the event the Borrower receives an actual unsecured senior debt rating (apart from an implied rating) from Moody’s and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency).
“Stockholders’ Equity” means, as at any date, the Borrower’s stockholders’ equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders’ Equity resulting (directly or indirectly) from a change after the Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders’ Equity.

“Subsidiary” means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.
“Syndication Side Letter” means the side letter dated as of the date of this Agreement entered into between KfW IPEX, in its capacity as Lender, and the Borrower.
“Terms and Conditions” means the general terms and conditions for CIRR Interest Make-Up for Ship Financing issued by the Federal Republic of Germany on May 12, 2009.
“US Dollar Equivalent” means:
(i)     for all EUR amounts payable in respect of the Contract Price (excluding the portion thereof comprising the Buyer’s Allowance), the total of such EUR amounts converted to a corresponding Dollar amount as determined using the weighted average rate of exchange that the Borrower has agreed, either in the spot or forward currency markets, to pay its counterparties for the purchase of the relevant amounts of EUR with Dollars for the payment of the installments of the Contract Price and including in such weighted average the spot rates for any EUR amounts due that have not been hedged by the Borrower;
(ii)    for all EUR amounts payable in respect to the Buyer’s Allowance, the total of such EUR amounts converted to a corresponding Dollar amount as determined using the USD-to-EUR rate used by the Borrower to convert the relevant USD amount of the amount of the Buyer’s Allowance into EUR for the purpose of the Builder invoicing the same to the Borrower in EUR in accordance with the Construction Contract; and
(iii)    for purposes of determining the Hermes Fee, the rate determined in accordance with Section 2.3(e).
Such rate of exchange under (i) above shall be evidenced by foreign exchange counterparty confirmations. The US Dollar Equivalent of the portion of the Maximum Loan Amount under (i) above shall be calculated by the Borrower in consultation with the Facility Agent no less than two (2) Business Days prior to the making of such advance. Such rate of exchange under (ii) above shall be evidenced by the production of the invoice from the Borrower to the Builder in respect of the Buyer’s Allowance and which invoice shall contain the USD/EUR exchange rate used for determining the EUR amount of the Buyer’s Supplies.
“US Dollar Maximum Loan Amount” means the US Dollar Equivalent of the Maximum Loan Amount.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.
“Vessel” means a passenger cruise vessel owned by the Borrower or one of its Subsidiaries.
SECTION 1.2.    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalized, have such meanings when used in each Loan Request and each notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.
SECTION 1.3.    Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4.    Application of this Agreement to KfW IPEX as an Option A Lender. The parties to this Agreement are aware that KfW IPEX will not enter into an Option A Refinancing Agreement with the CIRR Representative. However, for the purposes of this Agreement, KfW IPEX will be deemed to have entered into an Option A Refinancing Agreement with the CIRR Representative in the form of Exhibit F. Consequently, any reference to an Option A Lender shall include KfW IPEX and any reference to an Option A Refinancing Agreement shall include the Option A Refinancing Agreement deemed to have been entered into by KfW IPEX.
SECTION 1.5.    Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if the Borrower elects to apply or is required to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP, upon any such election and notice to the Facility Agent, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided further that if, as a result of (i) any change in GAAP or IFRS or in the interpretation thereof or (ii) the application by the Borrower of IFRS in lieu of GAAP, in each case, after the Effective Date, there is a change in the manner of determining any of the items referred to herein or thereunder that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Borrower or the Facility Agent) be such as to affect the basis or efficacy of the financial covenants contained in Section 7.2.4 in ascertaining the consolidated financial condition of the Borrower and its Subsidiaries and the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Facility Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of Section 7.2.4 continue to be determined in accordance with GAAP relating thereto as if GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP on the Further Restatement Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations for the purposes of this Agreement regardless of any change in GAAP following the Further Restatement Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as capital leases.
ARTICLE II
COMMITMENTS AND BORROWING PROCEDURES
SECTION 2.1.    Commitment. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make its portion of the Loan pursuant to its Commitment described in Section 2.2. No Lender’s obligation to make the Loan shall be affected by any other Lender’s failure to make the Loan.
SECTION 2.2.    Commitment of the Lenders; Termination and Reduction of Commitments.

a)
Each Lender will make its portion of the Loan available to the Borrower in accordance with Section 2.3 either (i) two (2) Business Days prior to the delivery of the Purchased Vessel to the Borrower under the Construction Contract pursuant to Section 2.3(a) or (ii) if the Borrower elects the Alternative Disbursement Option in accordance with Section 2.3(b), as set forth in Section 2.3(b). The commitment of each Lender described in this Section 2.2 (herein referred to as its “Commitment”) shall be the commitment of such Lender to make available to the Borrower its portion of the Loan hereunder expressed as the initial amount set forth opposite such Lender’s name on its signature page attached hereto or, in the case of any Lender that becomes a Lender pursuant to an assignment pursuant to Section 11.11.1, the amount set forth as such Lender’s Commitment in the related Lender Assignment Agreement, in each case as such amount may be reduced from time to time pursuant to Section 2.2(b) or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.11.1. Notwithstanding the foregoing, each Lender’s Commitment shall terminate on the earlier of (i) the Commitment Termination Date if the Purchased Vessel is not delivered prior to such date and (ii) the delivery of the Purchased Vessel.

b)
The Borrower may, by notice to the Facility Agent, at any time (i) prior to the date that is not less than 61 days prior to the First Disbursement Date, without premium or penalty, terminate, or from time to time reduce, the Commitments and (ii) prior to the date on which the Commitments have been terminated but less than 61 days prior to the First Disbursement Date, and subject to Section 4.4, terminate, or from time to time reduce, the Commitments. Any such termination or reduction of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments.

c)
If any Lender shall default in its obligations under Section 2.1, the Facility Agent shall, at the request of the Borrower, use reasonable efforts to assist the Borrower in finding a bank or financial institution acceptable to the Borrower to replace such Lender.

SECTION 2.3.    Borrowing Procedure.

a)
Unless the Borrower has elected the Alternative Disbursement Option in accordance with Section 2.3(b), the Borrower shall deliver a Loan Request and the documents required to be delivered pursuant to Section 5.1.1(a) to the Facility Agent on or before 11:00 a.m., London time, not less than two (2) Business Days in advance of the date that is two (2) Business Days prior to the anticipated delivery date of the Purchased Vessel. The aggregate amount of the Loan to be advanced shall not exceed the US Dollar Maximum Loan Amount.

b)
The Borrower may, subject to Section 4.12(b), at any time prior to the Contractual Delivery Date, elect the Alternative Disbursement Option by written notice to the Facility Agent delivered ten (10) Business Days prior to the requested date of the first such advance to be made following such election. If so elected, the Borrower shall deliver a Loan Request and, in the case of the First Disbursement Date, the documents required to be delivered pursuant to Section 5.1.1(a) to the Facility Agent on or before 11:00 a.m. London time, not less than two (2) Business Days in advance of the date on which the Borrower is required to make a pre-delivery installment to the Builder (other than, for the avoidance of doubt, the first such pre-delivery installment due under the Construction Contract) or, in the case of the advance on the Final Disbursement Date, not less than two (2) Business Days in advance of the date that is two (2) Business Days prior to the anticipated delivery date of the Purchased Vessel. Each such advance of a portion of the Loan shall not exceed the US Dollar Equivalent of 80% of the installment payment owing to the Builder on such date; provided, however, that (i) the advance to be made on the First Disbursement Date may be increased by up to 100% of the total amount of the Hermes Fee, (ii) the advance to be made on the Final Disbursement Date may be in an amount up to the excess of the US Dollar Maximum Loan Amount over the aggregate amount of all advances made prior to the Final Disbursement Date, and (iii) the aggregate amount of all such advances shall not exceed the US Dollar Maximum Loan Amount.

c)
The Facility Agent shall promptly notify each Lender of any Loan Request by forwarding a copy thereof to each Lender, together with its attachments. On the terms and subject to the conditions of this Agreement, the Loan (or portion thereof, as specified by the Borrower) shall be made on the Business Day specified in such Loan Request. On or before 11:00 a.m., New York time, on the Business Day specified in such Loan Request, the Lenders shall, without any set-off or counterclaim, deposit with the Facility Agent same day funds in an amount equal to such Lender’s Percentage of the requested Loan or portion thereof. Such deposit will be made to an account which the Facility Agent shall specify from time to time by notice to the Lenders. To the extent funds are so received from the Lenders, the Facility Agent shall, without any set-off or counterclaim, make such funds available to the Borrower on the Business Day specified in the Loan Request by wire transfer of same day funds to the account or accounts the Borrower shall have specified in its Loan Request.

d)
The Borrower shall, upon receipt of the Dollar funds into the account referred to in Section 2.3(c) above, (i) complete the purchase of EUR with its counterparties or otherwise as set out in the Loan Request (by authorising and instructing the Facility Agent to remit the necessary Dollar funds to the said counterparties) and shall procure the payment of all EUR proceeds of such transactions to the EUR Pledged Account no later than the Business Day immediately following the Business Day specified in the Loan Request and (ii) to the extent of any such Dollar funds as shall not be used to purchase EUR, (by authorising and instructing the Facility Agent accordingly) shall procure the payment of such Dollar funds to the Dollar Pledged Account on the Business Day specified in the Loan Request.

e)
If the Borrower elects to finance all or any part of the Hermes Fee with a portion of the advance made on the First Disbursement Date, the Borrower shall indicate such election in its Loan Request with respect to such advance. When this election is made, the amount of the advance in Dollars (the “US Dollar Hermes Advance Amount”) that will fund the Hermes Fee shall be equal to the Dollar amount that corresponds to the EUR amount of the Hermes Fee to be financed with such advance, which amount shall be reasonably determined by the Facility Agent based on the spot rate for EUR-Dollar exchanges on the date such Loan Request is delivered, which spot rate shall be determined by reference to a publicly available market service like Bloomberg that can be independently verified by the Borrower. The Facility Agent shall notify the Borrower and the Lenders of the US Dollar Hermes Advance Amount (including the applicable spot rate referred to above) on the date such Loan Request is delivered, and the Lenders shall deposit such US Dollar Hermes Advance Amount with the Facility Agent in accordance with Section 2.3(c). The Borrower will be deemed to have directed the Facility Agent to pay over directly to Hermes on behalf of the Borrower that portion of the EUR amount of the Second Fee to be financed with the proceeds of the advance on the First Disbursement Date and to retain for the Borrower’s own account (and deposit in the Dollar Pledge Account pending disbursement in accordance with Section 2.3(f)) deposits made by the Lenders in Dollars in an amount equal to the portion of the US Dollar Hermes Advance Amount attributable to the First Fee paid by the Facility Agent to Hermes on behalf of the Borrower.

f)
Upon the date of delivery of the Purchased Vessel, the Facility Agent shall direct that moneys standing to the credit of the Pledged Accounts shall, in the manner set out in the Loan Request, be disbursed as follows:

(i)    in EUR, to the account of the Builder, as designated by the Builder and set out in the Loan Request, to the extent necessary to meet the final instalment of the Contract Price (including any portion thereof attributable to the Buyer’s Allowance); and
(ii)    in Dollars, to the account of the Borrower, as designated by the Borrower and set out in the Loan Request, in reimbursement of the First Fee and in respect of any additional amounts standing to the Dollar Pledge Account as of the date of such disbursement, and such moneys shall be so disbursed on the said date of delivery or, if such date is not a Business Day, the first Business Day following the date of such delivery.

SECTION 2.4.    Funding. Each Lender may, if it so elects, fulfill its obligation to make or continue its Loan hereunder by causing a branch or Affiliate (or an international banking facility created by such Lender) other than that indicated next to its signature to this Agreement or, as the case may be, in the relevant Lender Assignment Agreement, to make or maintain such Loan; provided that such Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility; provided, further, that the Borrower shall not be required to pay any amount under Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had the Lender not caused such branch or Affiliate (or international banking facility) to make or maintain such Loan.
ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1.    Repayments. a) Subject to Section 3.1 b), the Borrower shall repay the Loan in the installments and on the dates set out in Exhibit A.

b)
If, on the date of delivery of the Purchased Vessel, the outstanding principal amount of the Loan exceeds the US Dollar Maximum Loan Amount (as a result of a reduction in the Contract Price after the Final Disbursement Date and before the delivery of the Purchased Vessel), the Borrower shall repay the Loan in an amount equal to such excess within two (2) Business Days after the date of delivery of the Purchased Vessel. Any such partial prepayment shall be applied pro rata in satisfaction of the repayment installments of the Loan set out in Exhibit A.

c)	No such amounts repaid by the Borrower pursuant to this Section 3.1 may be reborrowed under the terms of this Agreement.
SECTION 3.2.    Prepayment. The Borrower

a)	May, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loan; provided that:

i)
all such voluntary prepayments shall require (x) for prepayments on or after the Final Disbursement Date made prior to delivery of the Purchased Vessel in respect of the advance made on such Final Disbursement Date, at least two (2) Business Days’ prior written notice to the Facility Agent, and (y) for all other prepayments, at least 30 calendar days’ prior written notice, if all or any portion of the Loan is a Fixed Rate Loan, and at least five (5) Business Days’ (or, if such prepayment is to be made on the last day of an Interest Period for such Loan, four (4) Business Days’) prior written notice, if the Loan is a Floating Rate Loan, in each case to the Facility Agent; and

ii)
all such voluntary partial prepayments shall be in an aggregate minimum amount of $10,000,000 and a multiple of $1,000,000 (or in the remaining amount of the Loan) and shall be applied in inverse order of maturity or ratably among all remaining installments, as the Borrower shall designate to the Facility Agent, in satisfaction of the repayment installments of the Loan set out in Exhibit A.

b)
Shall, immediately upon any acceleration of the repayment of the installments of the Loan pursuant to Section 8.2 or 8.3 or the mandatory prepayment of the Loan pursuant to Section 9.2, repay the Loan.

Each prepayment of the Loan made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No amounts prepaid by the Borrower may be reborrowed under the terms of this Agreement except as provided in Section 3.7 and the last paragraph of Section 9.1 (which follows Section 9.1.10).
SECTION 3.3.    Interest Provisions. Interest on the outstanding principal amount of the Loan shall accrue and be payable in accordance with this Section 3.3.
SECTION 3.3.1.    Rates. The Loan shall accrue interest from the First Disbursement Date to the date of repayment or prepayment of the Loan in full to the Lenders at the Fixed Rate, subject to (i) any election made by the Borrower to elect the Floating Rate pursuant to Section 3.3.2 or (ii) any conversion of any portion of the Loan held by a Lender to a Floating Rate Loan upon the termination of the Interest Make-Up Agreement to which such Lender is a party in accordance with Section 3.3.3. Interest calculated at the Fixed Rate or the Floating Rate shall be payable semi-annually in arrears on each Interest Payment Date and on the Repayment Dates set out in Exhibit A (for purposes of clarification, it being understood that if the Borrower exercises the Alternative Disbursement Option, the period of time between (x) the making of any advance after the First Disbursement Date and the next following Interest Payment Date and/or (y) the final Interest Payment Date and the immediately preceding Interest Payment Date may be less than six months, and that the reference period for the LIBO Rate for such advances during such periods shall be adjusted accordingly). The Loan shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to the Loan. All interest shall be calculated on the basis of the actual number of days elapsed over a year comprised of 360 days.
SECTION 3.3.2.    Election of Floating Rate.

a)
By written notice to the Facility Agent delivered prior to the date that is not less than 61 days prior to the First Disbursement Date, the Borrower may elect, without incurring any liability to make any payments pursuant to Section 4.4 or to pay any other indemnity or compensation obligation, to pay interest on the Loan at the Floating Rate.

b)
By written notice to the Facility Agent delivered less than 61 days prior to the First Disbursement Date but not less than 30 days prior to the First Disbursement Date, the Borrower may elect, subject to Section 4.4, to pay interest on the Loan at the Floating Rate.

c)
By written notice to the Facility Agent no later than 2:00 p.m. Frankfurt time 30 days prior to the end of an Interest Period, the Borrower may elect, subject to Section 4.4, to pay interest on the Loan for the remainder of the term of the Loan at the Floating Rate, with effect from the end of that Interest Period.

d)	Any election made under any of Section 3.3.2.a), Section 3.3.2.b) or Section 3.3.2.c) may only be made one time during the term of the Loan.
SECTION 3.3.3.    Conversion to Floating Rate. If, during any Interest Period, the Interest Make-Up Agreement in effect with any Lender is terminated for any reason (other than as a result of the negligence or willful misconduct of such Lender), then the portion of the Loan held by such Lender shall convert to a Floating Rate Loan on the last day of such Interest Period, and the Borrower shall pay interest on such portion of the Loan at the Floating Rate on such portion for the remainder of the term of the Loan. The Borrower shall not incur any liability to make any payments pursuant to Section 4.4 or to pay any other indemnity or compensation obligation in connection with any such conversion. For the avoidance of doubt, Section 3.3.3 shall not apply as a result of any action by the Borrower, including the termination of Commitment, any voluntary or mandatory prepayment other than pursuant to Section 9.1.10 or Section 3.2(a)(i)(x), as the case may be, acceleration of the Loan due to the occurrence of an Event of Default or an election by the Borrower pursuant to Section 3.3.2.
SECTION 3.3.4.    Post-Maturity Rates. After the date any principal amount of the Loan is due and payable (whether on any Repayment Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period of such default at a rate per annum certified by the Facility Agent to the Borrower (which certification shall be conclusive in the absence of manifest error) to be equal to (a) in the case of (i) principal of and interest on the Loan payable to each Option A Lender and (ii) interest on the Loan payable to each Option B Lender, the sum of the Floating Rate plus 3% per annum and (b) in the case of any other monetary Obligation, the sum of the Floating Rate plus 2% per annum.
SECTION 3.3.5.    Payment Dates. Interest accrued on the Loan shall be payable, without duplication, on the earliest of:

a)	each Interest Payment Date;

b)	each Repayment Date;

c)	the date of any prepayment, in whole or in part, of principal outstanding on the Loan (but only on the principal so prepaid); and

d)	on that portion of the Loan the repayment of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

SECTION 3.3.6.    Interest Rate Determination; Replacement Reference Banks. The Facility Agent shall obtain from each Reference Bank timely information for the purpose of determining the LIBO Rate in the event that no offered quotation appears on Reuters LIBOR01 Page (or any successor page) and the LIBO Rate is to be determined by reference to quotations supplied by the Reference Banks. If any one or more of the Reference Banks shall fail to furnish in a timely manner such information to the Facility Agent for any such interest rate, the Facility Agent shall determine such interest rate on the basis of the information furnished by the remaining Reference Banks. If the Borrower elects to add an additional Reference Bank hereunder or a Reference Bank ceases for any reason to be able and willing to act as such, the Facility Agent shall, at the direction of the Required Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Bank reasonably acceptable to the Borrower, and such replaced Reference Bank shall cease to be a Reference Bank hereunder. The Facility Agent shall furnish to the Borrower and to the Lenders each determination of the LIBO Rate made by reference to quotations of interest rates furnished by Reference Banks.
Interest accrued on the Loan or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether upon acceleration or otherwise) shall be payable upon demand.
SECTION 3.4.    Commitment Fees. The Borrower agrees to pay to the Facility Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on its daily unused portion of the Maximum Loan Amount (as such Maximum Loan Amount may be adjusted from time to time), for the period commencing on the Effective Date and continuing through the earliest of (i) the Final Disbursement Date, (ii) the date upon which the Facility Agent has provided the Borrower with written notice that the Lenders will not advance the Loan because the Commitments shall have been terminated pursuant to Section 8.2 or 8.3, (iii) the Commitment Termination Date and (iv) the date the Commitments shall have been terminated pursuant to Section 2.2(b). Should the Facility Agent provide the Borrower notice that the Lenders will not advance the Loan because Hermes has cancelled the Hermes Insurance Policy, the Commitment Fees paid by the Borrower for the account of each Lender shall be promptly refunded to the Borrower by such Lender.
SECTION 3.4.1.    Payment. The Commitment Fee shall be payable by the Borrower to the Facility Agent for the account of each Lender in arrears on each Quarterly Payment Date, commencing with the first such date following the Effective Date and ending on the earliest to occur of (i) the Final Disbursement Date, (ii) the date the Lenders are no longer obligated to advance the Loan, (iii) the Commitment Termination Date and (iv) the date the Commitments shall have been terminated pursuant to Section 2.2(b). The Commitment Fee shall be in the amount in EUR equal to the product of the Applicable Commitment Rate, multiplied by, for each day elapsed since the previous Quarterly Payment Date, the difference between the Maximum Loan Amount and the aggregate amount of all advances made on or prior to such day, divided by 360 days; provided that the Borrower may elect to pay the Commitment Fee on any Quarterly Payment Date in the Dollars by giving notice to the Facility Agent five (5) Business Days before such Quarterly Payment Date. If the Borrower elects to pay the Commitment Fee in Dollars, the exchange rate used to convert the fee from EUR to Dollars shall be the 10 A.M. midpoint market fixing for the conversion of EUR to Dollars set by the Federal Reserve Bank of New York two (2) Business Days prior to the relevant Quarterly Payment Date.
SECTION 3.5.    CIRR Fees. The Borrower agrees to pay to the Facility Agent for the account of the CIRR Representative a fee of 0.01% per annum (the “CIRR Fee”) on the Maximum Loan Amount (as such Maximum Loan Amount may be adjusted from time to time), for the period commencing on August 14, 2011 and continuing until the earliest of (i) the date falling sixty (60) days prior to the First Disbursement Date, (ii) the date falling 30 days after the date on which the Borrower elects the Floating Rate pursuant to Section 3.3.2 or, as to any portion of the Loan converted to a Floating Rate Loan pursuant to Section 3.3.3, the date on which such portion so converts to a Floating Rate Loan, (iii) the date upon which the Facility Agent has provided written notice to the Borrower that the Lenders will not advance the Loan because the Commitments shall have been terminated pursuant to Section 8.2 or 8.3 and (iv) any other date on which the Commitments shall have been terminated.
SECTION 3.5.1.    Payment. The CIRR Fee shall be payable by the Borrower in EUR quarterly in arrears from the date of commencement of the period described in Section 3.5 and, if applicable, on the earliest of (i) the date falling sixty (60) days prior to the First Disbursement Date, (ii) the date falling 30 days after the date on which the Borrower elects the Floating Rate pursuant to Section 3.3.2 or, as to any portion of the Loan converted to a Floating Rate Loan pursuant to Section 3.3.3, the date on which such portion so converts to a Floating Rate Loan, (iii) the date upon which the Facility Agent has provided written notice to the Borrower that the Lenders will not advance the Loan because the Commitments shall have been terminated pursuant to Section 8.2 or 8.3 and (iv) any other date on which the Commitments shall have been terminated.
SECTION 3.6.    Other Fees. The Borrower agrees to pay to the Facility Agent the agreed-upon fees set forth in the Fee Letters on the dates and in the amounts set forth therein.
SECTION 3.7. Temporary Repayment. If the proceeds of the Loan (or, if applicable, the balance of the Loan) have not been utilised directly or indirectly to pay for delivery of the Purchased Vessel within 15 days after the initial Final Disbursement Date and have been deposited in accordance with Section 4.12, the Borrower may, by notice to the Facility Agent in accordance with Section 3.2(a) and specifying that such prepayment may be reborrowed under this Agreement, prepay the Loan together with accrued interest on the Loan so prepaid. If the Purchased Vessel is subsequently delivered, the Borrower shall be permitted to submit one additional Loan Request in accordance with Section 2.3 to reborrow the Loan previously prepaid under this Section; provided, however, that the date of funding of any such reborrowed Loan shall not be later than 28 July 2015 and provided, further, that such date of funding shall be the Final Disbursement Date for all purposes hereunder with respect to such reborrowed Loan. Prepayment of the Loan made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.
ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS
SECTION 4.1.    LIBO Rate Lending Unlawful. If after the Effective Date the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful for such Lender to make, continue or maintain the Loan bearing interest at a rate based on the LIBO Rate, the obligation of such Lender to make, continue or maintain its Loan bearing interest at a rate based on the LIBO Rate shall, upon notice thereof to the Borrower, the Facility Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender’s obligation to make, continue and maintain its Loan hereunder shall be automatically converted into an obligation to make, continue and maintain the Loan bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the LIBO Rate for the relevant Interest Period plus the Floating Rate Margin.
SECTION 4.2.    Deposits Unavailable. If, on or after the date the Borrower elects the Floating Rate pursuant to Section 3.3.2 or if any Lender shall have entered into an Option B Interest Make-Up Agreement (an “Option B Lender”), the Facility Agent shall have determined that:

a)	Dollar deposits in the relevant amount and for the relevant Interest Period are not available to each Reference Bank in its relevant market, or

b)
by reason of circumstances affecting the Reference Banks’ relevant markets, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate loans for the relevant Interest Period, or

c)
the cost to Option B Lenders that in the aggregate hold more than 50% of the aggregate outstanding principal amount of the Loan then held by Option B Lenders, if any Lender shall have entered into an Option B Interest Make-Up Agreement, of obtaining matching deposits in the relevant interbank market for the relevant Interest Period would be in excess of the LIBO Rate (provided, that no Option B Lender may exercise its rights pursuant to this Section 4.2.c) for amounts up to the difference between such Option B Lender’s cost of obtaining matching deposits on the date such Option B Lender becomes a Lender hereunder less the LIBO Rate on such date), then the Facility Agent shall give notice of such determination (hereinafter called a “Determination Notice”) to the Borrower and each of the Lenders. The Borrower, the Lenders and the Facility Agent shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and interest period (or interest periods) to be substituted for those which would otherwise have applied under this Agreement. If the Borrower, the Lenders and the Facility Agent are unable to agree upon an interest rate (or rates) and interest period (or interest periods) prior to the date occurring fifteen (15) Business Days after the giving of such Determination Notice, the Facility Agent shall (after consultation with the Lenders) set an interest rate and an interest period (or interest periods), in each case to take effect at the end of the Interest Period current at the date of the Determination Notice, which rate (or rates) shall be equal to the sum of the Floating Rate Margin and the weighted average of the corresponding interest rates at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period on Reuters’ pages KLIEMMM, GARBIC01 and FINA01 (or such other pages as may replace Reuters’ pages KLIEMMM, GARBIC01 or FINA01 on Reuters’ service) (or, in the case of clause (c) above, the lesser of (x) the cost to the Option B Lenders of funding the portion of the Loan held by such Option B Lenders and (y) such weighted average). The Facility Agent shall furnish a certificate to the Borrower as soon as reasonably practicable after the Facility Agent has given such Determination Notice setting forth such rate. In the event that the circumstances described in this Section 4.2 shall extend beyond the end of an interest period agreed or set pursuant hereto, the foregoing procedure shall be repeated as often as may be necessary.
SECTION 4.3.    Increased LIBO Rate Loan Costs, etc. If after the Effective Date a change in any applicable treaty, law, regulation or regulatory requirement or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority including, without limitation, any agency of the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the date hereof, shall:

a.
subject any Lender to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its portion of the Loan or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than taxation on overall net income and, to the extent such taxes are described in Section 4.6, withholding taxes); or

b.
change the basis of taxation to any Lender (other than a change in taxation on the overall net income of any Lender) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or

c.	impose, modify or deem applicable any reserve or capital adequacy requirements (other than the increased capital costs described in Section 4.5 and the reserve costs described in Section 4.7) or other banking or monetary controls or requirements which affect the manner in which a Lender shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender (provided that such Lender shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or

d.	impose on any Lender any other condition affecting its portion of the Loan or any part thereof, and the result of any of the foregoing is either (i) to increase the cost to such Lender of making the Loan or maintaining the Loan or any part thereof, (ii) to reduce the amount of any payment received by such Lender or its effective return hereunder or on its capital or (iii) to cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender, (A) such Lender shall (through the Facility Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (B) the Borrower shall forthwith upon such demand pay to the Facility Agent for the account of such Lender such amount as is necessary to compensate such Lender for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment. Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender’s standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender’s jurisdiction of organization or in the relevant jurisdiction in which such Lender does business. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender’s intention to claim compensation therefor.

SECTION 4.4.    Funding Losses.
SECTION 4.4.1.    Indemnity. In the event any Lender shall incur any loss or expense (for the avoidance of doubt excluding loss of profit in the event the Borrower has elected the Floating Rate pursuant to Section 3.3.2), by reason of the liquidation or reemployment (at not less than the market rate) of deposits or other funds acquired by such Lender, to make, continue or maintain any portion of the principal amount of the Loan as a result of:

i)
if at the time interest is calculated at the Floating Rate, any conversion or repayment or prepayment or acceleration of the principal amount of the Loan on a date other than the scheduled last day of an Interest Period or otherwise scheduled date for repayment or payment (including payments made in accordance with Section 3.1(b);

ii)
if at the time interest is calculated at the Fixed Rate, any repayment or prepayment or acceleration of the principal amount of the Loan, other than any repayment made on the date scheduled for such repayment;

iii)	an election by the Borrower of the Floating Rate in accordance with Section 3.3.2.b) or Section 3.3.2.c);

iv)	a reduction or termination of the Commitments by the Borrower pursuant to Section 2.2.b)(ii); or

v)	the Loan not being made in accordance with the Loan Request therefor due to the fault of the Borrower or as a result of any of the conditions precedent set forth in Article V not being satisfied,
(a “Funding Losses Event”) then, upon the written notice of such Lender to the Borrower (with a copy to the Facility Agent), the Borrower shall, within five (5) Business Days of its receipt thereof:

a.	if at that time interest is calculated at the Floating Rate, pay directly to the Facility Agent an amount (the “Floating Rate Indemnity Amount”) equal to the amount by which:

(i)
interest calculated at the Floating Rate which a Lender would have received on its share of the amount of the Loan subject to such Funding Losses Event for the period from the date of receipt of any part of its share in the Loan to the last day of the applicable Interest Period, exceeds:

(ii)	the amount which a Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

b.	if at that time interest is calculated at the Fixed Rate, pay to the Facility Agent for the account of such Lender the sum of:

(A)	an amount equal to the amount by which:

(i)
interest calculated at the Fixed Rate which a Lender would have received on its share of the amount of the Loan subject to such Funding Losses Event for the period from the date of receipt of any part of its share of the Loan to the final scheduled date for the repayment of Loan in full pursuant to Section 3.1, exceeds:

(ii)
the amount by which a Lender would be able to obtain by placing an equal amount to the amount received by it on deposit and receiving interest equal to the money market rate then applicable to Dollars on the Reuters page “ICAP1” (the “Reinvestment Rate”), such amount to be discounted to present value at the Reinvestment Rate; and

(B)	if such Lender has entered into an Option B Interest Make-up Agreement, an amount equal to the Floating Rate Indemnity Amount.
Such written notice shall include calculations in reasonable detail setting forth the loss or expense to such Lender.
SECTION 4.5.    Increased Capital Costs. If after the Effective Date any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority increases the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and the rate of return on its or such controlling Person’s capital as a consequence of its Commitment or the Loan made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. Any such notice shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return, (iii) describe the manner in which such amount has been calculated,

(iv) certify that the method used to calculate such amount is such Lender’s standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender does business. In determining such amount, such Lender may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable. Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor.
SECTION 4.6.    Taxes. All payments by the Borrower of principal of, and interest on, the Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender’s net income or receipts of such Lender and franchise taxes imposed in lieu of net income taxes or taxes on receipts, by the jurisdiction under the laws of which such Lender is organized or any political subdivision thereof or the jurisdiction of such Lender’s Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of the Borrower’s activities in such other jurisdiction, and any taxes imposed under FATCA (such non-excluded items being called “Covered Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Covered Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

a.	pay directly to the relevant authority the full amount required to be so withheld or deducted;

b.	promptly forward to the Facility Agent an official receipt or other documentation satisfactory to the Facility Agent evidencing such payment to such authority; and

c.
pay to the Facility Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Covered Taxes are directly asserted against the Facility Agent or any Lender with respect to any payment received or paid by the Facility Agent or such Lender hereunder, the Facility Agent or such Lender may pay such Covered Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Covered Taxes (including any Covered Taxes on such additional amount) shall equal the amount such person would have received had no such Covered Taxes been asserted.
Any Lender claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
If the Borrower fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to the Facility Agent for the account of the respective Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental withholding Covered Taxes, interest or penalties that may become payable by any Lender as a result of any such failure (so long as such amount did not become payable as a result of the failure of such Lender to provide timely notice to the Borrower of the assertion of a liability related to the payment of Covered Taxes). For purposes of this Section 4.6, a distribution hereunder by the Facility Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.
If any Lender is entitled to any refund, credit, deduction or other reduction in tax by reason of any payment made by the Borrower in respect of any Covered Tax under this Section 4.6 or by reason of any payment made by the Borrower pursuant to Section 4.3, such Lender shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof, will pay to the Borrower such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such Covered Tax or such payment (less out-of-pocket expenses incurred by such Lender), provided that no Lender shall be obligated to disclose to the Borrower any information regarding its tax affairs or tax computations.
Each Lender (and each Participant) agrees with the Borrower and the Facility Agent that it will (i) in the case of a Lender or a Participant organized under the laws of a jurisdiction other than the United States (a) provide to the Facility Agent and the Borrower an appropriately executed copy of Internal Revenue Service Form W-8ECI certifying that any payments made to or for the benefit of such Lender or such Participant are effectively connected with a trade or business in the United States (or alternatively, an Internal Revenue Service Form W-8BEN claiming the benefits of a tax treaty, but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any assignee Lender or Participant, on or prior to the date of the relevant assignment or participation), in each case attached to an Internal Revenue Service Form W-8IMY, if appropriate, (b) notify the Facility Agent and the Borrower if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects and (c) provide such other tax forms or other documents as shall be prescribed by applicable law, if any, or as otherwise reasonably requested, to demonstrate, to the extent applicable, that payments to such Lender Party (or Participant) hereunder are exempt from withholding under FATCA, and (ii) in all cases, provide such forms, certificates or other documents, as and when reasonably requested by the Borrower, necessary to claim any applicable exemption from, or reduction of, Covered Taxes or any payments made to or for benefit of such Lender Party or such Participant, provided that the Lender Party or Participant is legally able to deliver such forms, certificates or other documents. For any period with respect to which a Lender (or assignee Lender or Participant) has failed to provide the Borrower with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided (which, in the case of an Assignee Lender, would be the date on which the original assignor was required to provide such form) or if such form otherwise is not required hereunder) such Lender (or assignee Lender or Participant) shall not be entitled to the benefits of this Section 4.6 with respect to Covered Taxes imposed by reason of such failure.
SECTION 4.7.    Reserve Costs. Without in any way limiting the Borrower’s obligations under Section 4.3, the Borrower shall, on and after the date the Borrower elects the Floating Rate pursuant to Section 3.3.2, pay to the Facility Agent for the account of each Lender on the last day of each Interest Period, so long as the relevant Lending Office of such Lender is required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the F.R.S. Board, upon notice from such Lender, an additional amount equal to the product of the following for the Loan for each day during such Interest Period:
(i)    the principal amount of the Loan outstanding on such day; and
(ii)    the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on the Loan for such Interest Period as provided in this Agreement (less, if applicable, the Floating Rate Margin) and the denominator of which is one minus any increase after the Effective Date in the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender minus (y) such numerator; and
(iii)    1/360.
Such notice shall (i) describe in reasonable detail the reserve requirement that has been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the applicable reserve percentage, (iii) certify that such request is consistent with such Lender’s treatment of other borrowers that are subject to similar provisions and (iv) certify that, to the best of its knowledge, such requirements are of general application in the commercial banking industry in the United States.
Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid the requirement of maintaining such reserves (including by designating a different Lending Office) if such efforts would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
SECTION 4.8.    Payments, Computations, etc. (%4) Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement or any other Loan Document shall be made by the Borrower to the Facility Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Facility Agent shall be made, without set-off, deduction or counterclaim, not later than 11:00 a.m., New York time, on the date due, in same day or immediately available funds through the New York Clearing House Interbank Payments System (or such other funds as may be customary for the settlement of international banking transactions in Dollars), to such account as the Facility Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Lenders on the next succeeding Business Day.

a.
(%5) Each Option A Lender hereby instructs the Facility Agent to remit all payments of interest made with respect to any portion of the Loan held by such Option A Lender to the Refinancing Bank less (x) the margin for Fixed Rate Loans of 1.10% and (y) the CIRR administrative fee of 0.20% if interest on the Loan made by that Lender is then calculated at the Fixed Rate and less the Floating Rate Margin if interest on that Loan is then calculated at the Floating Rate.

(i)    Each Option B Lender hereby instructs the Facility Agent, with respect to any portion of the Loan held by such Option B Lender, to pay to the CIRR Representative interest thereon at the Fixed Rate, if interest on such portion of the Loan is then calculated at the Fixed Rate, and to pay directly to such Lender interest thereon at the Floating Rate, if interest on such portion of the Loan is then calculated at the Floating Rate.

b.
The Facility Agent shall promptly (but in any event on the same Business Day that the same are received or, as contemplated in clause (a) of this Section, deemed received) remit in same day funds to each Lender its share, if any, of such payments received by the Facility Agent for the account of such Lender without any set-off, deduction or counterclaim. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (a) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.9.    Replacement Lenders, etc. If the Borrower shall be required to make any payment to any Lender pursuant to Section 4.2(c), 4.3, 4.4, 4.5, 4.6 or 4.7, the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender of such required payment to (a) terminate such Lenders Commitment (where upon the Percentage of each other Lender shall automatically be adjusted to an amount equal to such Lender’s ratable share of the remaining Commitments), (b) prepay the affected portion of such Lender’s Loans in full, together with accrued interest thereon through the date of such prepayment (provided that the Borrower shall not terminate any Lender’s Commitment pursuant to clause (a) or prepay any such Lender pursuant to this clause (b) without replacing such Lender pursuant to the following clause (c) until a 30-day period shall have elapsed during which the Borrower and the Facility Agent shall have attempted in good faith to replace such Lender), and/or (c) replace such Lender with another financial institution reasonably acceptable to the Facility Agent (which replacement Lender shall meet the criteria set out in Section 2.1 of the Terms and Conditions), provided that (i) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement and (ii) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section unless and until such Lender shall have received one or more payments from either the Borrower or one or more Assignee Lenders in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement. Each Lender represents and warrants to the Borrower that, as of the date of this Agreement (or, with respect to any Lender not a party hereto on the date hereof, on the date that such Lender becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender would be entitled to request any payments under any of Sections 4.3, 4.4, 4.5, 4.6 and 4.7 to or for account of such Lender.
SECTION 4.10.    Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise) on account of the Loan (other than pursuant to the terms of Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and 4.7) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in the Loan made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.11) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
SECTION 4.11.    Set-off. Upon the occurrence and during the continuance of an Event of Default or a Prepayment Event, each Lender shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations then due and owing to it any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.10. Each Lender agrees promptly to notify the Borrower and the Facility Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off under applicable law or otherwise) which such Lender may have.
SECTION 4.12.    Use of Proceeds. a, The Borrower shall apply the proceeds of the Loan in accordance with Recital (C) and, in relation to the Final Disbursement Date, prior to such application, such proceeds shall be held in the Pledged Account; without limiting the foregoing, no proceeds of the Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any “margin stock”, as defined in F.R.S. Board Regulation U. If the proceeds of the Loan (or, if applicable, the balance of the Loan) have not been paid to the Builder or its order or to the Facility Agent (directly or indirectly) in prepayment of the Loan under Sections 3.2(a) or 3.7 by 9:59 p.m. (London time) on the second Business Day after the Final Disbursement Date, such proceeds shall continue to be pledged by the Borrower upon receipt in accordance with clause 2.3(d) as collateral pursuant to the Pledge Agreement. On or prior to the date that is 15 days after the initial Final Disbursement Date, the Borrower shall notify the Facility Agent whether the proceeds of the Loan are to be returned to the Facility Agent as prepayment in accordance with Section 3.7 or to be held as cash collateral until the earlier of (i) disbursement to the Builder and (ii) prepayment of the Loan pursuant to Sections 3.2(a) or 9.2.
b.    If the Borrower wishes to elect the Alternative Disbursement Option pursuant to Section 2.3(b), the proceeds of the Loan to be made available on the Final Disbursement Date pursuant to that election shall be required to be paid and applied in the same way as the advance of the Loan is to be paid and applied on the Final Disbursement Date had the Alternative Disbursement Option not been exercised.

ARTICLE V
CONDITIONS TO BORROWING
SECTION 5.1.    Initial Advance of the Loan. The obligation of the Lenders to fund all or any portion of the Loan on the First Disbursement Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1 on or prior to the First Disbursement Date. The Facility Agent shall advise the Lenders of the satisfaction of the conditions precedent set forth in this Section 5.1 prior to funding on the First Disbursement Date.
SECTION 5.1.1.    Resolutions, etc. The Facility Agent shall have received from the Borrower:
(a) a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Loan Document and as to the truth and completeness of the attached:
(x) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document, and
(y) Organic Documents of the Borrower,
and upon which certificate the Lenders may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending such prior certificate; and
(b) a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower.
SECTION 5.1.2.    Opinions of Counsel. The Facility Agent shall have received opinions, addressed to the Facility Agent and each Lender from:

a.	Watson, Farley & Williams (New York) LLP, counsel to the Borrower, as to Liberian Law, covering the matters set forth in Exhibit D-1 hereto;

b.	Norton Rose LLP, counsel to the Facility Agent, covering the matters set forth in Exhibit D-2 hereto; and

c.	Clifford Chance US LLP, United States tax counsel to the Lenders, covering the matters set forth in Exhibit D-3 hereto, each such opinion to be updated to take into account all relevant and applicable Loan Documents at the time of issue thereof.
SECTION 5.1.3.    Hermes Insurance Policy. The Facility Agent or the Hermes Agent shall have received the Hermes Insurance Policy duly issued.
SECTION 5.1.4.    CIRR requirements.
The Borrower acknowledges that:

(i)
the government of the Federal Republic of Germany, the Federal Audit Court or any authorized representatives specified by these bodies shall be authorized at any time to inspect and make or demand copies of the records, accounts, documents and other deeds of the Lenders;

(ii)	in the course of its activity as the Facility Agent, the Facility Agent may:

(a)	provide the government of the Federal Republic of Germany with information concerning the transactions to be handled by it; and

(b)	disclose information concerning the subsidized transaction in the context of internationally agreed consultation/notification proceedings and statutory specifications, including information received from the Lenders; and

(iii)	the Facility Agent and (to the extent the Lenders have entered into an Option A Refinancing Agreement with the Refinancing Bank) the Lenders are entitled to disclose to the Refinancing Bank:

(a)	circumstances pertaining to the Loan, proper repayment and collateralization;

(b)	extraordinary events which may jeopardize the proper servicing of the Loan;

(c)	any information required by the Refinancing Bank with respect to the proper use of any refinancing funds granted to the respective Lender; and

(d)	the Loan Documents;
provided that the Refinancing Bank agrees to keep such information confidential to the same extent required of Lenders pursuant to Section 11.15.
SECTION 5.2.    Advance of the Loan. The obligation of the Lenders to fund all or any portion of the Loan on the occasion of any funding of the Loan (including the funding on the First Disbursement Date or pursuant to a reborrowing under Section 3.7 except as expressly provided for in Section 5.2.6) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2 on or prior to the date of such funding. The Facility Agent shall advise the Lenders of the satisfaction of the conditions precedent set forth in this Section 5.2 prior to any such funding.
SECTION 5.2.1.    Closing Fees, Expenses, etc. The Facility Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees that the Borrower shall have agreed in writing to pay to the Facility Agent (whether for its own account or for the account of any of the Lenders) that are due and owing as of the date of such funding and all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsel to the Facility Agent and the Hermes Fees) required to be paid by the Borrower pursuant to Section 11.3 or that the Borrower has otherwise agreed in writing to pay to the Facility Agent, in each case on or prior to the date of such funding.
SECTION 5.2.2.    Compliance with Warranties, No Default, etc. Both before and after giving effect to the funding of all or any portion of the Loan the following statements shall be true and correct:

a.
the representations and warranties set forth in Article VI (excluding, however, those set forth in Section 6.10) shall be true and correct in all material respects except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made; and

b.	no Default and no Prepayment Event and no event which (with notice or lapse of time or both) would become a Prepayment Event shall have then occurred and be continuing.
SECTION 5.2.3.    Loan Request. The Facility Agent shall have received a Loan Request duly executed by the Borrower.
SECTION 5.2.4.    Hermes Insurance Policy. Hermes shall not have, prior to funding the Loan, delivered to the Facility Agent or the Hermes Agent any notice that the Federal Republic of Germany has determined that the Loan is excluded from cover under the Hermes Insurance Policy.
SECTION 5.2.5.    Foreign Exchange Counterparty Confirmations. The Facility Agent shall have received a copy of each foreign exchange counterparty confirmation entered into by the Borrower in respect of a payment of any installment of the Contract Price.
SECTION 5.2.6.     Pledge Agreement. The Pledge Agreement shall be duly executed by the parties thereto and delivered to the Facility Agent on or prior to the Final Disbursement Date.
SECTION 5.2.7.     Opinion of Counsel. The Facility Agent shall have received from Norton Rose LLP, counsel to the Facility Agent as to German law, an opinion addressed to the Facility Agent and each Lender substantially in the form of Exhibit H hereto.
SECTION 5.3.    Advance of the Loan on the Final Disbursement Date. If the Borrower has used the Alternative Disbursement Option to finance any installment of the Contract Price, the obligation of the Lenders to fund all or any portion of the Loan on the Final Disbursement Date shall be subject to the receipt by the Facility Agent of a certificate of the Borrower that its expected liquidity position on the Contractual Delivery Date will, in the Borrower’s judgment, permit the Borrower to pay the portion of the final installment of the Contract Price due on the Contractual Delivery Date that will not be funded with the proceeds of the advance made on the Final Disbursement Date. The Facility Agent shall advise the Lenders of the satisfaction of this condition precedent prior to any such funding.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
To induce the Lenders and the Facility Agent to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants to the Facility Agent and each Lender as set forth in this Article VI as of the Effective Date, the First Disbursement Date and the date of each additional advance of any portion of the Loan after the First Disbursement Date (except as otherwise stated).
SECTION 6.1.    Organization, etc. The Borrower is a corporation validly organized and existing and in good standing under the laws of its jurisdiction of incorporation; the Borrower is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and the Borrower has full power and authority, has taken all corporate action and holds all governmental and creditors’ licenses, permits, consents and other approvals necessary to enter into each Loan Document and to perform the Obligations.
SECTION 6.2.    Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not:

a.	contravene the Borrower’s Organic Documents;

b.	contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

c.	contravene any court decree or order binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

d.	contravene any contractual restriction binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or

e.	result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties except as would not reasonably be expected to result in a Material Adverse Effect.
SECTION 6.3.    Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document (except for authorizations or approvals not required to be obtained on or prior to the First Disbursement Date or that have been obtained or actions not required to be taken on or prior to the First Disbursement Date or that have been taken). The Borrower holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the First Disbursement Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.
SECTION 6.4.    Compliance with Laws.

a.
The Borrower is in compliance with all applicable laws, rules, regulations and orders, except to the extent that the failure to so comply does not and would not reasonably be expected to have a Material Adverse Effect.

b.
The Borrower has implemented and maintains in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person.  None of (i) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

c.	The Borrower is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.
SECTION 6.5.    Validity, etc. This Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
SECTION 6.6.    No Default, Event of Default or Prepayment Event. No Default, Event of Default or Prepayment Event has occurred and is continuing.
SECTION 6.7.    Litigation. There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, that (i) except as set forth in filings made by the Borrower with the SEC in the Borrower’s reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) (collectively, “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.
SECTION 6.8.    The Purchased Vessel. Immediately following the delivery of the Purchased Vessel to the Borrower under the Construction Contract, the Purchased Vessel will be:

a.	legally and beneficially owned by the Borrower or one of the Borrower’s wholly owned Subsidiaries,

b.	registered in the name of the Borrower or one of the Borrower’s wholly owned Subsidiaries under the Bahamian or Maltese flag or such other flag as the parties may mutually agree,

c.	classed as required by Section 7.1.4(b),

d.	free of all recorded Liens, other than Liens permitted by Section 7.2.3,

e.	insured against loss or damage in compliance with Section 7.1.5, and

f.	exclusively operated by or chartered to the Borrower or one of the Borrower’s wholly owned Subsidiaries except as otherwise permitted pursuant to Section 7.1.4.
SECTION 6.9.    Obligations rank pari passu. The Obligations rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of the Borrower other than Indebtedness preferred as a matter of law.
SECTION 6.10.    Withholding, etc.. As of the date hereof, no payment to be made by the Borrower under any Loan Document is subject to any withholding or like tax imposed by any Applicable Jurisdiction.
SECTION 6.11.    No Filing, etc. Required. No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the other Loan Documents (except for filings, recordings, registrations or payments not required to be made on or prior to the First Disbursement Date or that have been made).
SECTION 6.12.    No Immunity. The Borrower is subject to civil and commercial law with respect to the Obligations. Neither the Borrower nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).
SECTION 6.13.    Investment Company Act. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
SECTION 6.14.    Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loan will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U. Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
SECTION 6.15.    Accuracy of Information. The financial and other information (other than financial projections or other forward looking information) furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature. All financial projections, if any, that have been furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized). All financial and other information furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith.
ARTICLE VII
COVENANTS
SECTION 7.1.    Affirmative Covenants. The Borrower agrees with the Facility Agent and each Lender that, from the Effective Date until all Commitments have terminated and all Obligations have been paid in full, the Borrower will perform the obligations set forth in this Section 7.1.
SECTION 7.1.1.    Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to the Facility Agent (with sufficient copies for distribution to each Lender) the following financial statements, reports, notices and information:

a.
as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower’s report on Form 10-Q (or any successor form) as filed by the Borrower with the SEC for such Fiscal Quarter, containing unaudited consolidated financial statements of the Borrower for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;

b.
as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s annual report on Form 10-K (or any successor form) as filed by the Borrower with the SEC for such Fiscal Year, containing audited consolidated financial statements of the Borrower for such Fiscal Year prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLP or another firm of independent public accountants of similar standing;

c.
together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 7.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent);

d.
as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;

e.	as soon as the Borrower becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Borrower in filings with the SEC;

f.
as soon as the Borrower becomes aware thereof, notice of any event which, in its reasonable opinion, would be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole;

g.
promptly after the sending or filing thereof, copies of all reports which the Borrower sends to all holders of each security issued by the Borrower, and all registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange; and

h.
such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Facility Agent may from time to time reasonably request;

provided that information required to be furnished to the Facility Agent under subsections (a), (b) and (g) of this Section 7.1.1 shall be deemed furnished to the Facility Agent when available free of charge on the Borrower’s website at http://www.rclinvestor.com or the SEC’s website at http://www.sec.gov.
SECTION 7.1.2.    Approvals and Other Consents.The Borrower will obtain (or cause to be obtained) all such governmental licenses, authorizations, consents, permits and approvals as may be required for (a) the Borrower to perform its obligations under this Agreement and the other Loan Documents and (b) the operation of the Purchased Vessel in compliance with all applicable laws, except, in each case, to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorizations, consents, permits and approvals would not be expected to have a Material Adverse Effect.
SECTION 7.1.3.    Compliance with Laws, etc.The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):

a.	in the case of the Borrower, the maintenance and preservation of its corporate existence (subject to the provisions of Section 7.2.6);

b.	in the case of the Borrower, maintenance of its qualification as a foreign corporation in the State of Florida;

c.
the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings;

d.	compliance with all applicable Environmental Laws;

e.
compliance with all anti-money laundering laws and Anti-Corruption Laws applicable to the Borrower, including by not making or causing to be made any offer, gift or payment, consideration or benefit of any kind to anyone, either directly or indirectly, as an inducement or reward for the performance of any of the transactions contemplated by this Agreement to the extent the same would be in contravention of such applicable laws; and

f.
the Borrower will maintain in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 7.1.4.    The Purchased Vessel. The Borrower will:

a.
cause the Purchased Vessel to be exclusively operated by or chartered to the Borrower or one of the Borrower’s wholly owned Subsidiaries, provided that the Borrower or such Subsidiary may charter out the Purchased Vessel (i) to entities other than the Borrower and the Borrower’s wholly owned Subsidiaries and (ii) on a time charter with a stated duration not in excess of one year;

b.	cause the Purchased Vessel to be kept in such condition as will entitle her to classification by a classification society of recognized standing;

c.	upon delivery of the Purchased Vessel, provide the following to the Facility Agent with respect to the Purchased Vessel:
(i)    evidence as to the ownership of the Purchased Vessel by the Borrower or one of the Borrower’s wholly owned Subsidiaries;
(ii)    evidence of no recorded Liens on the Purchased Vessel, other than Liens permitted pursuant to Section 7.2.3; and
(iii)    a copy of the final commercial invoice in respect of the Purchased Vessel as provided by the Builder, certified as a true and complete copy by an Authorized Officer of the Borrower; and

d.	within seven days after delivery of the Purchased Vessel, provide the following to the Facility Agent with respect to the Purchased Vessel:
(i)    evidence of the class of the Purchased Vessel; and
(ii)    evidence as to all required insurance being in effect with respect to the Purchased Vessel.
SECTION 7.1.5.    Insurance. The Borrower will maintain or cause to be maintained with responsible insurance companies insurance with respect to the Purchased Vessel against such casualties, third-party liabilities and contingencies and in such amounts, in each case, as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Borrower or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Facility Agent, furnish to the Facility Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and certifying as to compliance with this Section.
SECTION 7.1.6.    Books and Records. The Borrower will keep books and records that accurately reflect all of its business affairs and transactions and permit the Facility Agent and each Lender or any of their respective representatives, at reasonable times and intervals and upon reasonable prior notice, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.
SECTION 7.1.7.    Hermes Insurance Policy/Federal Republic of Germany Requirement. The Borrower shall, on the reasonable request of the Hermes Agent or the Facility Agent, provide such other information as required under the Hermes Insurance Policy and/or the Terms and Conditions as necessary to enable the Hermes Agent or the Facility Agent to obtain the full support of Hermes and/or the government of the Federal Republic of Germany (as the case may be) pursuant to the Hermes Insurance Policy and/or the Terms and Conditions (as the case may be). The Borrower must pay to the Hermes Agent or the Facility Agent the amount of all reasonable costs and expenses reasonably incurred by the Hermes Agent or the Facility Agent in connection with complying with a request by Hermes or the government of the Federal Republic of Germany (as the case may be) for any additional information necessary or desirable in connection with the Hermes Insurance Policy or the Terms and Conditions (as the case may be); provided that the Borrower is consulted before the Hermes Agent or the CIRR Representative incurs any such cost or expense.
SECTION 7.2.    Negative Covenants. The Borrower agrees with the Facility Agent and each Lender that, from the Effective Date until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.
SECTION 7.2.1.    Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any principal business activity other than those engaged in by the Borrower and its Subsidiaries on the date hereof and other business activities reasonably related, ancillary or complementary thereto or that are reasonable extensions thereof.
SECTION 7.2.2.    Indebtedness. The Borrower will not permit any of the Existing Principal Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

a.	Indebtedness, secured by Liens of the type described in Section 7.2.3;

b.	Indebtedness owing to the Borrower or a direct or indirect Subsidiary of the Borrower;

c.	Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the Effective Date;

d.
Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2(a) and permitted to be secured under Section 7.2.3(c), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;

e.	[RESERVED]; and

f.	obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes.
SECTION 7.2.3.    Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

a.	[RESERVED];

b.
Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Borrower after the Effective Date) acquired after the Effective Date (whether by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;

c.
in addition to other Liens permitted under this Section 7.2.3, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2(d), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such indebtedness, as applicable) (i) 10.0% of the total assets of the Borrower and its Subsidiaries (the “Lien Basket Amount”) taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter; provided, however that, if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody’s and S&P, the Lien Basket Amount shall be the greater of (x) 5.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter and (y) $735,000,000;

d.
Liens on assets acquired after the Effective Date by the Borrower or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Borrower or any of its Subsidiaries in anticipation thereof;

e.
Liens on any asset of any corporation that becomes a Subsidiary of the Borrower (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the Effective Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof;

f.	Liens securing Government-related Obligations;

g.
Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

h.
Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue by more than 60 days or being diligently contested in good faith by appropriate proceedings;

i.	Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

j.	Liens for current crew’s wages and salvage;

k.
Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

l.	Liens on Vessels that:
(i)    secure obligations covered (or reasonably expected to be covered) by insurance;
(ii)    were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or
(iii)    were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;
provided that, in each case described in this clause (l), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings;

m.
normal and customary rights of set-off upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights in favor of banks or other depository institutions;

n.
Liens in respect of rights of set-off, recoupment and holdback in favor of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business;

o.	Liens on cash or Cash Equivalents or marketable securities securing:
(i)obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; or
(ii)letters of credit that support such obligations;

p.
deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

q.
easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

r.	licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries.
SECTION 7.2.4.    Financial Condition. The Borrower will not permit:

a.	Net Debt to Capitalization Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1.

b.	Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter.
In addition, if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody’s and S&P, the Borrower will not permit Stockholders’ Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).
SECTION 7.2.5.    [Intentionally omitted]
SECTION 7.2.6.    Consolidation, Merger, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation except:

a.
any such Subsidiary may (i) liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary or (ii) merge with and into another Person in connection with a sale or other disposition permitted by Section 7.2.7; and

b.
so long as no Event of Default or Prepayment Event has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Borrower or any such Subsidiary, or the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:

(i)    after giving effect thereto, the Stockholders’ Equity of the Borrower and its Subsidiaries is at least equal to 90% of such Stockholders’ Equity immediately prior thereto; and
(ii)    in the case of a merger involving the Borrower where the Borrower is not the surviving corporation:

(A)	the surviving corporation shall have assumed in a writing, delivered to the Facility Agent, all of the Borrower’s obligations hereunder and under the other Loan Documents;

(B)
the surviving corporation shall, promptly upon the request of the Facility Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Facility Agent or any Lender in order for the Facility Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations; and

(C)
as soon as practicable after receiving notice from the Borrower of such merger, and in any event no later than five Business Days after the delivery of such notice, for a surviving corporation that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof or Liberia, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such surviving corporation, either directly or through an Affiliate of such Lender (a “Protesting Lender”) shall so notify the Borrower and the Facility Agent in writing. With respect to each Protesting Lender, the Borrower shall, effective on or before the date that such surviving corporation shall have the right to borrow hereunder, notify the Facility Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loan owing to such Protesting Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Protesting Lender under this Agreement.

SECTION 7.2.7.    Asset Dispositions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to all or substantially all of the assets of (a) the Borrower or (b) the Subsidiaries of the Borrower, taken as a whole, except sales of assets between or among the Borrower and Subsidiaries of the Borrower.
SECTION 7.3.    Limitation in respect of Certain Representations, Warranties and Covenants. The representations and warranties and covenants given in Section 6.4(b) and 7.1.3(f), respectively, shall only be given, and be applicable to, a Lender incorporated in the Federal Republic of Germany insofar as the giving of and compliance with such representations and warranties do not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 a no.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation.
ARTICLE VIII
EVENTS OF DEFAULT
SECTION 8.1.    Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.
SECTION 8.1.1.    Non-Payment of Obligations. The Borrower shall default in the payment when due of any principal of or interest on the Loan or any Commitment Fee, or the Borrower shall default in the payment of any fee due and payable under the Fee Letter, provided that, in the case of any default in the payment of any interest on the Loan or of any Commitment Fee, such default shall continue unremedied for a period of at least five (5) Business Days after notice thereof shall have been given to the Borrower by the Facility Agent; and provided further that, in the case of any default in the payment of any fee due and payable under the Fee Letter, such default shall continue unremedied for a period of at least ten days after notice thereof shall have been given to the Borrower by the Facility Agent.
SECTION 8.1.2.    Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect when made.
SECTION 8.1.3.    Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than the covenants set forth in Section 7.2.4 and the obligations referred to in Section 8.1.1) and such default shall continue unremedied for a period of five days after notice thereof shall have been given to the Borrower by the Facility Agent or any Lender (or, if (a) such default is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) the Borrower is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to the Borrower).
SECTION 8.1.4.    Default on Other Indebtedness. (a) The Borrower or any of its Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $100,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder or with respect to Hedging Instruments) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (b) the occurrence under any Hedging Instrument of an Early Termination Date (as defined in such Hedging Instrument) resulting from (A) any event of default under such Hedging Instrument as to which the Borrower is the Defaulting Party (as defined in such Hedging Instrument) or (B) any Termination Event (as so defined) as to which the Borrower is an Affected Party (as so defined) and, in either event, the termination value with respect to any such Hedging Instrument owed by the Borrower as a result thereof is greater than $100,000,000 and the Borrower fails to pay such termination value when due after applicable grace periods; (c) any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); or (d) any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); provided that any required prepayment or right to require prepayment triggered by terms that are certified by the Borrower to be unique to, but customary in, ship financings shall not constitute an Event of Default under this Section 8.1.4 so long as any required prepayment is made when due. For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Principal Subsidiary would be required to pay if such instrument were terminated at such time.
SECTION 8.1.5.    Bankruptcy, Insolvency, etc. The Borrower or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:

a.	generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

b.
apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

c.
in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that in the case of such an event in respect of the Borrower, the Borrower hereby expressly authorizes the Facility Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents;

d.
permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower hereby expressly authorizes the Facility Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents; or

e.	take any corporate action authorizing, or in furtherance of, any of the foregoing.
SECTION 8.2.    Action if Bankruptcy. If any Event of Default described in clauses (b) through (d) of Section 8.1.5 shall occur with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loan and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.
SECTION 8.3.    Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 8.1.5 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Facility Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all of the outstanding principal amount of the Loan and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loan and other Obligations shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.
ARTICLE IX
PREPAYMENT EVENTS
SECTION 9.1.    Listing of Prepayment Events. Each of the following events or occurrences described in this Section 9.1 shall constitute a “Prepayment Event”.
SECTION 9.1.1.    Change of Control. There occurs any Change of Control.
SECTION 9.1.2.    [RESERVED].
SECTION 9.1.3.    Unenforceability. Any Loan Document shall cease to be the legally valid, binding and enforceable obligation of the Borrower (in each case, other than with respect to provisions of any Loan Document (i) identified as unenforceable in the form of the opinion of the Borrower’s counsel set forth as Exhibit D-1 or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower by the Facility Agent.
SECTION 9.1.4.    Approvals. Any material license, consent, authorization, registration or approval at any time necessary to enable the Borrower or any Principal Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.
SECTION 9.1.5.    Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of the covenants set forth in Sections 4.12 or 7.2.4.
SECTION 9.1.6.    Judgments. Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of the Principal Subsidiaries by a court of competent jurisdiction and the Borrower or such Principal Subsidiary shall have failed to satisfy such judgment and either:

a.
enforcement proceedings in respect of any material assets of the Borrower or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five (5) Business Days after the commencement of such enforcement proceedings; or

b.	there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
SECTION 9.1.7.    Condemnation, etc.. The Purchased Vessel shall be condemned or otherwise taken under color of law or requisitioned and the same shall continue unremedied for at least 20 days, unless such condemnation or other taking would not have a Material Adverse Effect.
SECTION 9.1.8.    Arrest. The Purchased Vessel shall be arrested and the same shall continue unremedied for at least 20 days, unless such arrest would not have a Material Adverse Effect.
SECTION 9.1.9.    Sale/Disposal of the Purchased Vessel. The Purchased Vessel is sold to a company which is not the Borrower or any other Subsidiary of the Borrower (other than for the purpose of a lease back to the Borrower or any other Subsidiary of the Borrower).
SECTION 9.1.10.    Delayed Delivery of the Purchased Vessel. If, (a) within 15 days after the Final Disbursement Date, the Loan has not been utilized to pay for delivery of the Purchased Vessel, unless (i) the Loan has been returned to the Facility Agent as prepayment in accordance with Section 3.2(a) or 3.7 or (ii) the proceeds of the Loan have been deposited to the Pledged Account in accordance with Section 4.12 or (b) within 10 days after any other advance, the proceeds of such advance have not been utilized to pay the relevant instalment payment.
SECTION 9.1.11.    Termination of the Construction Contract. If the Construction Contract is terminated in accordance with its terms or by other lawful means prior to delivery of the Purchased Vessel and the parties thereto do not reach an agreement to reinstate the Construction Contract within 30 days after such termination.
Notwithstanding anything else contained in this Agreement, if, prior to delivery of the Purchased Vessel, the Borrower makes a Mandatory Prepayment pursuant to Section 9.2 as a result of Section 9.1.10 or a voluntary prepayment pursuant to Section 3.2(a) and the Purchased Vessel is delivered prior to the Commitment Termination Date, the Borrower shall be entitled to make an additional Loan Request prior to the Commitment Termination Date as if the funds had not been previously advanced. Payment of the Loan made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.
SECTION 9.2.    Mandatory Prepayment. If any Prepayment Event shall occur and be continuing, the Facility Agent, upon the direction of the Required Lenders, shall by notice to the Borrower (a) require the Borrower to prepay in full on the date of such notice all principal of and interest on the Loan and all other Obligations or, in the case of a Prepayment Event under Section 9.1.10, all principal of and interest on the relevant advance (and, in such event, the Borrower agrees to so pay the full unpaid amount of the Loan or the full unpaid amount of the relevant advance, as the case may be, and all accrued and unpaid interest thereon and all other Obligations) and (b) except in the case of a Prepayment Event under Section 9.1.10, terminate the Commitments (if not theretofore terminated).
ARTICLE X
THE FACILITY AGENT AND THE HERMES AGENT
SECTION 10.1.    Actions. Each Lender hereby appoints KfW IPEX, as Facility Agent and as Hermes Agent, as its agent under and for purposes of this Agreement and each other Loan Document (for purposes of this Article X, the Facility Agent and the Hermes Agent are referred to collectively as the “Agents”). Each Lender authorizes the Agents to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agents (with respect to which each Agent agrees that it will comply, except as otherwise provided in this Section 10.1 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Neither Agent shall be obliged to act on the instructions of any Lender or the Required Lenders if to do so would, in the opinion of such Agent, be contrary to any provision of this Agreement or any other Loan Document or to any law, or would expose such Agent to any actual or potential liability to any third party.
SECTION 10.2.    Indemnity. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender’s Percentage, from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against, such Agent in any way relating to or arising out of this Agreement and any other Loan Document or any action taken or omitted by such Agent under this Agreement or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party. Neither Agent shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction. If any indemnity in favor of an Agent shall be or become, in such Agent’s determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
SECTION 10.3.    Funding Reliance, etc. Each Lender shall notify the Facility Agent by 4:00 p.m., Frankfurt time, one day prior to the advance of the Loan if it is not able to fund the following day. Unless the Facility Agent shall have been notified by telephone, confirmed in writing, by any Lender by 4:00 p.m., Frankfurt time, on the day prior to the advance of the Loan that such Lender will not make available the amount which would constitute its Percentage of the Loan on the date specified therefor, the Facility Agent may assume that such Lender has made such amount available to the Facility Agent and, in reliance upon such assumption, may, but shall not be obliged to, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Facility Agent, such Lender and the Borrower severally agree to repay the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Facility Agent made such amount available to the Borrower to the date such amount is repaid to the Facility Agent, at the interest rate applicable at the time to the Loan without premium or penalty.
SECTION 10.4.    Exculpation. Neither of the Agents nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence. Without limitation of the generality of the foregoing, each Agent (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts, (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (iii) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or Prepayment Event or to inspect the property (including the books and records) of the Borrower, (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, (v) shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties, and (vi) shall have no responsibility to the Borrower or any Lender on account of (A) the failure of a Lender or the Borrower to perform any of its obligations under this Agreement or any Loan Document; (B) the financial condition of the Borrower; (C) the completeness or accuracy of any statements, representations or warranties made in or pursuant to this Agreement or any Loan Document, or in or pursuant to any document delivered pursuant to or in connection with this Agreement or any Loan Document; or (D) the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of this Agreement or any Loan Document or of any document executed or delivered pursuant to or in connection with any Loan Document.
SECTION 10.5.    Successor. The Facility Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders, provided that any such resignation shall not become effective until a successor Facility Agent has been appointed as provided in this Section 10.5 and such successor Facility Agent has accepted such appointment. If the Facility Agent at any time shall resign, the Required Lenders shall, subject to the immediately preceding proviso and subject to the consent of the Borrower (such consent not to be unreasonably withheld), appoint another Lender as a successor to the Facility Agent which shall thereupon become such Facility Agent’s successor hereunder (provided that the Required Lenders shall, subject to the consent of the Borrower unless an Event or Default or a Prepayment Event shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) offer to each of the other Lenders in turn, in the order of their respective Percentages of the Loan, the right to become successor Facility Agent). If no successor Facility Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the Facility Agent’s giving notice of resignation, then the Facility Agent may, on behalf of the Lenders, appoint a successor Facility Agent, which shall be one of the Lenders or a commercial banking institution having a combined capital and surplus of at least $1,000,000,000 (or the equivalent in other currencies), subject, in each case, to the consent of the Borrower (such consent not to be unreasonably withheld). Upon the acceptance of any appointment as Facility Agent hereunder by a successor Facility Agent, such successor Facility Agent shall be entitled to receive from the resigning Facility Agent such documents of transfer and assignment as such successor Facility Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Facility Agent, and the resigning Facility Agent shall be discharged from its duties and obligations under this Agreement. After any resigning Facility Agent’s resignation hereunder as the Facility Agent, the provisions of:
(a)    this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent under this Agreement; and
(b)    Section 11.3 and Section 11.4 shall continue to inure to its benefit.
If a Lender acting as the Facility Agent assigns its Loan to one of its Affiliates, such Facility Agent may, subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed) assign its rights and obligations as Facility Agent to such Affiliate.
SECTION 10.6.    Loans by the Facility Agent. The Facility Agent shall have the same rights and powers with respect to the Loan made by it or any of its Affiliates. The Facility Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if the Facility Agent were not the Facility Agent hereunder and without any duty to account therefor to the Lenders. The Facility Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Facility Agent.
SECTION 10.7.    Credit Decisions. Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.
SECTION 10.8.    Copies, etc. Each Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). Each Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by such Agent from the Borrower for distribution to the Lenders by such Agent in accordance with the terms of this Agreement.
SECTION 10.9.    The Agents’ Rights. Each Agent may (i) assume that all representations or warranties made or deemed repeated by the Borrower in or pursuant to this Agreement or any Loan Document are true and complete, unless, in its capacity as the Facility Agent, it has acquired actual knowledge to the contrary, (ii) assume that no Default has occurred unless, in its capacity as an Agent, it has acquired actual knowledge to the contrary, (iii) rely on any document or notice believed by it to be genuine, (iv) rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it, (v) rely as to any factual matters which might reasonably be expected to be within the knowledge of the Borrower on a certificate signed by or on behalf of the Borrower and (vi) refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Required Lenders) and unless and until such Agent has received from the Lenders any payment which such Agent may require on account of, or any security which such Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.
SECTION 10.10.    The Facility Agent’s Duties. The Facility Agent shall (i) if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of this Agreement or any Loan Document by the Borrower or as to the existence of an Event of Default and (ii) inform the Lenders promptly of any Event of Default of which the Facility Agent has actual knowledge.
The Facility Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by the Borrower or actual knowledge of the occurrence of any Default unless a Lender or the Borrower shall have given written notice thereof to the Facility Agent in its capacity as the Facility Agent. Any information acquired by the Facility Agent other than specifically in its capacity as the Facility Agent shall not be deemed to be information acquired by the Facility Agent in its capacity as the Facility Agent.
The Facility Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with the Borrower or with the Borrower’s subsidiaries or associated companies or with a Lender as if it were not the Facility Agent.
SECTION 10.11.    Employment of Agents. In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to this Agreement or the Loan Documents, each Agent shall be entitled to employ and pay agents to do anything which such Agent is empowered to do under or pursuant to this Agreement or the Loan Documents (including the receipt of money and documents and the payment of money); provided that, unless otherwise provided herein, including without limitation Section 11.3, the employment of such agents shall be for such Agent’s account, and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by such Agent in good faith to be competent to give such opinion, advice or information.
SECTION 10.12.    Distribution of Payments. The Facility Agent shall pay promptly to the order of each Lender that Lender’s Percentage Share of every sum of money received by the Facility Agent pursuant to this Agreement or the Loan Documents (with the exception of any amounts payable pursuant to the Fee Letter and any amounts which, by the terms of this Agreement or the Loan Documents, are paid to the Facility Agent for the account of the Facility Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Facility Agent on trust absolutely for that Lender.
SECTION 10.13.    Reimbursement. The Facility Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Facility Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Section 10.12 before it has itself received payment of that amount, and the Facility Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of this Agreement or the Loan Documents, that Lender will, on demand by the Facility Agent, refund to the Facility Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Facility Agent for any amount which the Facility Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of this Agreement or the Loan Documents and ending on the date on which the Facility Agent receives reimbursement.
SECTION 10.14.    Instructions. Where an Agent is authorized or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Required Lenders each of the Lenders shall provide such Agent with instructions within three (3) Business Days of such Agent’s request (which request may be made orally or in writing). If a Lender does not provide such Agent with instructions within that period, that Lender shall be bound by the decision of such Agent. Nothing in this Section 10.14 shall limit the right of such Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Required Lenders if such Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with this Agreement or the Loan Documents. In that event, such Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Facility Agent pursuant to this Section 10.14.
SECTION 10.15.    Payments. All amounts payable to a Lender under this Section 10.15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Facility Agent.
SECTION 10.16.    “Know your customer” Checks. Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement or the Loan Documents.
SECTION 10.17.    No Fiduciary Relationship. Except as provided in Section 10.12, no Agent shall have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in this Agreement or any Loan Document shall constitute a partnership between any two or more Lenders or between either Agent and any other person.
ARTICLE XI

MISCELLANEOUS PROVISIONS
SECTION 11.1.     Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided that no such amendment, modification or waiver which would:

a.	modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

b.	modify this Section 11.1 or change the definition of “Required Lenders” shall be made without the consent of each Lender;

c.	increase the Commitment of any Lender shall be made without the consent of such Lender;

d.	reduce any fees described in Article III payable to any Lender shall be made without the consent of such Lender;

e.	extend the Commitment Termination Date of any Lender shall be made without the consent of such Lender;

f.
extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on the Loan (or reduce the principal amount of or rate of interest on the Loan) owed to any Lender shall be made without the consent of such Lender; or

g.	affect adversely the interests, rights or obligations of the Facility Agent in its capacity as such shall be made without consent of the Facility Agent.
No failure or delay on the part of the Facility Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any the Facility Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The Lenders hereby agree, at any time and from time to time that the Nordea Agreement or the Bank of Nova Scotia Agreement is amended or refinanced, to negotiate in good faith to amend this Agreement to conform any representations, warranties, covenants or events of default in this Agreement to the amendments made to any substantively comparable provisions in the Nordea Agreement or the Bank of Nova Scotia Agreement or any refinancing thereof.
SECTION 11.2.    Notices.
(a)    All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, by facsimile or by electronic mail and addressed, delivered or transmitted to such party at its address, facsimile number or electronic mail address set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address, or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted provided it is received in legible form; any notice, if transmitted by electronic mail, shall be deemed given upon acknowledgment of receipt by the recipient.
(b)    So long as KfW IPEX is the Facility Agent, the Borrower may provide to the Facility Agent all information, documents and other materials that it furnishes to the Facility Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing advance or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any advance or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Facility Agent at claudia.wenzel@kfw.de (or such other email address notified by the Facility Agent to the Borrower); provided that any Communication requested pursuant to Section 7.1.1(h) shall be in a format acceptable to the Borrower and the Facility Agent.
(1)    The Borrower agrees that the Facility Agent may make such items included in the Communications as the Borrower may specifically agree available to the Lender Parties by posting such notices, at the option of the Borrower, on Intralinks (the “Platform”). Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Facility Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Facility Agent or any of its Affiliates in connection with the Platform.
(2)    The Facility Agent agrees that the receipt of Communications by the Facility Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Facility Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).
SECTION 11.3.    Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of the Facility Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Facility Agent and of local counsel, if any, who may be retained by counsel to the Facility Agent) in connection with any amendments, waivers, consents, supplements or other modifications to, this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated. In addition, the Borrower agrees to pay reasonable fees and out of pocket expenses of counsel to the Facility Agent in connection with the funding under this Agreement. The Borrower further agrees to pay, and to save the Facility Agent and the Lenders harmless from all liability for, any stamp, recording, documentary or other similar taxes arising from the execution, delivery or enforcement of this Agreement or the borrowing hereunder or any other Loan Documents. The Borrower also agrees to reimburse the Facility Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Facility Agent or such Lender in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.
SECTION 11.4.    Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies and holds harmless the Facility Agent, each Lender and each of their respective Affiliates and their respective officers, advisors, directors and employees (collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Loans (collectively, the “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto. Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 11.4, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower’s prior consent, (c) shall cooperate fully in the Borrower’s defense of any such action, suit or other claim (provided that the Borrower shall reimburse such indemnified party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower’s request, permit the Borrower to assume control of the defense of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defense of such claim, (iii) the Borrower shall consult in good faith with the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defense of such claim, (iv) the Borrower shall conduct the defense of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower’s expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed). Notwithstanding the Borrower’s election to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party and the Indemnified Party shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defenses (in which case the Borrower shall not have the right to assume the defense of such action on the Indemnified Party’s behalf), (iii) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (iv) the Borrower authorizes the Indemnified Party to employ separate counsel at the Borrower’s expense. The Borrower acknowledges that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
SECTION 11.5.    Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 4.7, 11.3 and 11.4 and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement and the payment in full of all Obligations. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.
SECTION 11.6.    Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 11.7.    Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.
SECTION 11.8.    Execution in Counterparts,. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
SECTION 11.9.     Third Party Rights. Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Agreement is enforceable by a person who is not a party to it.
SECTION 11.10.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

a.
except to the extent permitted under Section 7.2.5, the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Facility Agent and each Lender; and

b.	the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.
SECTION 11.11.    Sale and Transfer of the Loan; Participations in the Loan. Each Lender may assign its Loan to one or more other Persons (a “New Lender”), or sell participations in its Loan to one or more other Persons; provided that, in the case of assignments, such New Lender enters into an Interest Make-Up Agreement; and provided further that, in the case of assignments, such Lender shall use commercially reasonable efforts to assign only to a New Lender that has agreed to enter into an Option A Refinancing Agreement.
SECTION 11.11.1.    Assignments (i) KfW IPEX, as Lender, (A)(1) with the written consent of the Borrower (which consent shall not be unreasonably delayed or withheld but which consent shall be deemed to have been given in the absence of a written notice delivered by the Borrower to KfW IPEX, on or before the fifth Business Day after receipt by the Borrower of KfW IPEX’s request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer (including by way of novation) to one or more commercial banks or other financial institutions, when taken together with participations sold by KfW IPEX pursuant to Section 11.11.2, up to 50.0% of the aggregate principal amount of the Loan or the total aggregate Commitments and (2) after having assigned or transferred, when taken together with participations sold by KfW IPEX pursuant to Section 11.11.2, 50.0% of the aggregate principal amount of the Loan or total aggregate Commitments (pursuant to the foregoing clause (1) and/or Section 11.11.2, with the written consent of the Borrower (which consent may be withheld at the discretion of the Borrower) may at any time (and from time to time) assign or transfer (including by way of novation) to one or more commercial banks or other financial institutions all or any fraction of KfW IPEX’s remaining Loan or Commitment and (B) in connection with the primary syndication of the Loan, at any time (and from time to time) assign or transfer to one or more commercial banks or other financial institutions identified by the Borrower in consultation with KfW IPEX that fraction of KfW IPEX’s Loan or Commitment that it is directed by the Borrower to assign or transfer.
(ii) Any Lender (other than KfW IPEX) with the written consents of the Borrower and the Facility Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Facility Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender’s request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer to one or more commercial banks or other financial institutions all or any fraction of such Lender’s Loan; provided that any Affiliate of KfW IPEX shall be subject to the provisions of Section 11.11.1(i) and 11.11.2(f) as if such Affiliate were KfW IPEX.
(iii) Any Lender, with notice to the Borrower and the Facility Agent, and, notwithstanding the foregoing clauses (i) and (ii), without the consent of the Borrower, or the Facility Agent may assign or transfer (A) to any of its Affiliates (including, in the case of KfW IPEX, KfW) or (B) following the occurrence and during the continuance of an Event of Default under Sections 8.1.1, 8.1.4(a) or 8.1.5, to any other Person, in either case, all or any fraction of such Lender’s Loan.
(iv) Any Lender may (notwithstanding the foregoing clauses, and without notice to, or consent from, the Borrower or the Facility Agent) assign or charge all or any portion of its Loan to (i) any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank all or any fraction of such Lender’s Loan or (ii) to the Refinancing Bank as collateral security pursuant to the terms of any Option A Refinancing Agreement entered into by such Lender.
(v) No Lender, may (notwithstanding the foregoing clauses) assign or transfer any of its rights under this Agreement unless it has given prior written notification of the transfer to Hermes and has obtained a prior written consent from Hermes.
(vi) Nothing in this Section 11.11.1 shall prejudice the right of the Lender to assign its rights under this Agreement to Hermes, if such assignment is required to be made by that Lender to Hermes in accordance with the Hermes Insurance Policy.
Each Person described in the foregoing clauses as being the Person to whom such assignment or transfer is to be made, is hereinafter referred to as an “Assignee Lender”. Assignments in a minimum aggregate amount of $25,000,000 (or, if less, all of such Lender’s Loan and Commitment) (which assignment or transfer shall be of a constant, and not a varying, percentage of such Lender’s Loan) are permitted; provided that the Borrower and the Facility Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned or transferred to an Assignee Lender until:

a.
written notice of such assignment or transfer, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Facility Agent by such Lender and such Assignee Lender;

b.
such Assignee Lender shall have executed and delivered to the Borrower and the Facility Agent a Lender Assignment Agreement, accepted by the Facility Agent and, if the Loan is a Fixed Rate Loan, any other agreements required by the Facility Agent or the CIRR Representative in connection therewith; and

c.	the processing fees described below shall have been paid.
From and after the date that the Facility Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned or transferred to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned or transferred by it, shall be released from its obligations hereunder and under the other Loan Documents, other than any obligations arising prior to the effective date of such assignment. Except to the extent resulting from a subsequent change in law, in no event shall the Borrower be required to pay to any Assignee Lender any amount under Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no such assignment been made. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Facility Agent upon delivery of any Lender Assignment Agreement in the amount of $2,000 (and shall also reimburse the Facility Agent and the CIRR Representative for any reasonable out-of-pocket costs, including reasonable attorneys’ fees and expenses, incurred in connection with the assignment).
SECTION 11.11.2.    Participations. Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a “Participant”) participating interests in its Loan; provided that:

a.	no participation contemplated in this Section 11.11.2 shall relieve such Lender from its obligations hereunder;

b.	such Lender shall remain solely responsible for the performance of its obligations hereunder;

c.
the Borrower and the Facility Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

d.
no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clauses (b) through (f) of Section 11.1;

e.
the Borrower shall not be required to pay any amount under Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no participating interest been sold; and

f.
each Lender Party that sells a participation under this Section 11.11.2 shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest on) each of the Participant’s interest in the Lender Party’s Advances, Commitments or other interests hereunder (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender may treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder.

g.
KfW IPEX may not sell participating interests pursuant to this Section 11.11.2 aggregating, when taken together with Loans and/or Commitments sold by KfW IPEX pursuant to Section 11.11.1, more than 50.0% the aggregate principal amount of the Loan and/or the aggregate Commitments without the written consent of the Borrower (which consent shall not be required following the occurrence and during the continuance of an Event of Default or a Prepayment Event).

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and clause (e) of 7.1.1, shall be considered a Lender.
SECTION 11.11.3. Register. The Facility Agent, acting as agent for the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Lender Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount of the Loan owing to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
SECTION 11.12.    Other Transactions. Nothing contained herein shall preclude the Facility Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
SECTION 11.13.    Hermes Insurance Policy.
SECTION 11.13.1.    Terms of Hermes Insurance Policy

(a)	95% cover of the Loan.

(b)
If the Borrower does not exercise the Alternative Disbursement Option, the Hermes Fee will not exceed 2.37% of the aggregate principal amount of the Loan as advanced on or prior to the Final Disbursement Date. Before exercising the Alternative Disbursement Option, the Borrower may request that the Hermes Agent obtain an indication of the new Hermes Fee (which it is anticipated will apply if the Borrower exercises the Alternative Disbursement Option) before it delivers notice of its option to exercise the Alternative Disbursement Option, which request shall not be considered to be notice of the Borrower’s intent to exercise the Alternative Disbursement Option. Such new Hermes Fee shall become effective only if the Borrower delivers notice of its option to exercise the Alternative Disbursement Option. If the Hermes Fee is so increased, each Lender agrees that its Commitment shall be increased by an amount equal to its pro rata share of the excess of the new Hermes Fee over the old Hermes Fee.

(c)
The parties have entered into this Agreement on the basis that the Hermes Insurance Policy shall contain the following terms and should such terms not be included within the Hermes Insurance Policy, then the Borrower may cancel the Commitment(s):

(i)
25% of the Hermes Fee as in effect on the date of issuance of the Hermes Insurance Policy (“First Fee”) will be payable to the Hermes Agent or Hermes on demand following the issue of the Hermes Insurance Policy;

(ii)
2.37% (or such higher percentage as determined under Section 11.13.1(b) if the Borrower exercises the Alternative Disbursement Option) of the Maximum Loan Amount less the First Fee (“Second Fee”) will be payable to the Hermes Agent or Hermes on the First Disbursement Date;

(iii)
if the Commitments are cancelled in full by the Borrower or the Lenders on or prior to the First Disbursement Date, Hermes shall be required to reimburse the Hermes Agent the amount of the First Fee less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR 2,500);

(iv)
if the Commitments are cancelled in part by the Borrower on or prior to the First Disbursement Date, Hermes shall be required to reimburse the Hermes Agent an amount equal to a corresponding proposition of the First Fee, based on the proportion of the aggregate Commitments prior to such cancellation to the aggregate Commitments after giving effect to such cancellation, less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR 2,500); and

(v)
if, after the First Disbursement Date, the Borrower reduces the Commitments and/or prepays all or part of the Loan in accordance with this Agreement, Hermes shall be required to reimburse the Hermes Agent an amount equal to all or a corresponding proportion of the unexpired portion of the Hermes Fee, having regard to the amount of the reduction in Commitments and/or prepayment and the remaining term of the Loan less the sum of (x) a break funding fee equal to 20% of the unexpired portion of the Hermes Fee and (y) an administration fee (such fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR 2,500).

SECTION 11.13.2.    Obligations of the Borrower.

(a)
Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay (a) the First Fee to the Hermes Agent or Hermes on demand following the issue of the Hermes Insurance Policy and (b) the Second Fee to the Hermes Agent or Hermes on the First Disbursement Date. In each case, if received by the Hermes Agent, the Hermes Agent shall pay such amount to Hermes.

(b)
Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay to the Hermes Agent or Hermes an issue fee of EUR 12,500 for the issue of the Hermes Insurance Policy on demand following issue of the Hermes Insurance Policy.

SECTION 11.13.3.    Obligations of the Hermes Agent and the Lenders.

(a)
Promptly upon receipt of the Hermes Insurance Policy from Hermes, the Hermes Agent shall (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) send a copy thereof to the Borrower.

(b)
The Hermes Agent shall perform such acts or provide such information, which are, acting reasonably, within its power so to perform or so to provide, as required by Hermes under the Hermes Insurance Policy as necessary to ensure that the Lenders obtain the support of Hermes pursuant to the Hermes Insurance Policy.

(c)	The Hermes Agent shall:

(i)
make written requests to Hermes seeking a reimbursement of the Hermes Fee in the circumstances described in Section 11.13.1(c)(iii), (iv) or (v) promptly after the relevant cancellation or prepayment and (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) provide a copy of the request to the Borrower;

(ii)	use its reasonable endeavours to maximize the amount of any reimbursement of the Hermes Fee to which the Hermes Agent is entitled;

(iii)	pay to the Borrower the full amount of any reimbursement of the Hermes Fee that the Hermes Agent receives from Hermes within two (2) Business Days of receipt with same day value; and

(iv)
relay the good faith concerns of the Borrower to Hermes regarding the amount it is required to pay to Hermes or the amount of any reimbursement to which the Hermes Agent is entitled, it being agreed that the Hermes Agent’s obligation shall be no greater than simply to pass on to Hermes the Borrower’s concerns.

(d)
Each Lender will co‑operate with the Hermes Agent, the Facility Agent and each other Lender, and take such action and/or refrain from taking such action as may be reasonably necessary, to ensure that the Hermes Insurance Policy and each Interest Make‑Up Agreement (as defined in and entered into in accordance with the Terms and Conditions) continue in full force and effect and shall indemnify and hold harmless each other Lender in the event that the Hermes Insurance Policy or such Interest Make‑Up Agreement (as the case may be) does not continue in full force and effect due to its gross negligence or willful default.

SECTION 11.14.    Law and Jurisdiction
SECTION 11.14.1.    Governing Law. This Agreement and any non-contractual obligations arising out of or in respect of this Agreement shall in all respects be governed by and interpreted in accordance with English Law.
SECTION 11.14.2.    Jurisdiction. For the exclusive benefit of the Facility Agent and the Lenders, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts. The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Section, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum.
SECTION 11.14.3.    Alternative Jurisdiction. Nothing contained in this Section shall limit the right of the Facility Agent or the Lenders to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.
SECTION 11.14.4.    Service of Process. Without prejudice to the right of the Facility Agent or the Lenders to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to RCL Cruises Ltd., presently at Building 2, Aviator Park, Station Road, Addlestone, Surrey KT15 2PG, Attention: General Counsel, and in that event shall be conclusively deemed to have been served at the time of leaving or, if posted, at 9:00 am on the third Business Day after posting by prepaid first class registered post.

SECTION 11.15.    Confidentiality. Each of the Facility Agent and the Lenders agrees to maintain and to cause its Affiliates to maintain the confidentiality of all information provided to it by the Borrower or any Subsidiary of the Borrower, or by the Facility Agent on the Borrower’s or such Subsidiary’s behalf, under this Agreement, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by it or its Affiliates or their respective directors, officers, employees and agents, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries so long as such source is not, to its knowledge, prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Affiliates; provided, however, that it may disclose such information (A) at the request or pursuant to any requirement of any self-regulatory body, governmental body, agency or official to which the Facility Agent, any Lender or any of their respective Affiliates is subject or in connection with an examination of the Facility Agent, such Lender or any of their respective Affiliates by any such authority or body, including without limitation the Federal Republic of Germany; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Facility Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to the Facility Agent or such Lender’s independent auditors, counsel, and any other professional advisors of the Facility Agent or such Lender who are advised of the confidentiality of such information; (G) to any participant or assignee, provided that such Person agrees to keep such information confidential to the same extent required of the Facility Agent and the Lenders hereunder; (H) as to the Facility Agent, any Lender or their respective Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party with the Facility Agent, such Lender or such Affiliate; (I) to its Affiliates and its Affiliates’ directors, officers, employees, professional advisors and agents, provided that each such Affiliate, director, officer, employee, professional advisor or agent shall keep such information confidential to the same extent required of the Facility Agent and the Lenders hereunder; and (J) to any other party to the Agreement. Each of the Facility Agent and the Lenders shall be responsible for any breach of this Section 11.15 by any of its Affiliates or any of its or its Affiliates’ directors, officers, employees, professional advisors and agents.

SIGNATORIES
The Borrower

ROYAL CARIBBEAN CRUISES LTD.    )    /s/ Antje M. Gibson
Name: Antje M. Gibson    )
Title: Vice President, Treasurer

The Facility Agent, Mandated Lead Arranger and Lender

KfW IPEX-BANK GmbH    )
Name: Claudia Wenzel    )     /s/ Claudia Wenzel
Title: Vice President
Name: André Tiele    )     /s/ André Tiele
Title: Vice President

The Hermes Agent

KfW IPEX-BANK GmbH    )
Name: Claudia Wenzel    )     /s/ Claudia Wenzel
Title: Vice President
Name: André Tiele    )     /s/ André Tiele
Title: Vice President

The Mandated Lead Arranger and Lender

BNP Paribas Fortis S.A./N.V.    )    ..
Name: Helmut Van Ginderen    )     /s/ Helmut Van Ginderen
Title: Head Business Management
Name: Xavier D’Harveng    )     /s/ Xavier D’Harveng
Title: Head of Financing Solutions EMEA

The Mandated Lead Arranger and Lender

DNB Bank ASA    )
Name: Cathleen Buckley    )     /s/ Cathleen Buckley
Title: Senior Vice President

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Name: Sanjiv Nayar    )     /s/ Sanjiv Nayar
Title: Senior Vice President

The Mandated Lead Arranger and Lender

Skandinaviska Enskilda Banken AB (publ)    )
Name: Penny Neville-Park    )     /s/ Penny Neville-Park
Title:
Name: Malcolm Stonehouse    )     /s/ Malcolm Stonehouse
Title: Client Executive

Lender

AKA Ausfuhrkredit – Gesellschaft mbH    )
Name: B. Müller    )     /s/ B. Müller
Title:
Name: G. Fröhlich    )     /s/ G. Fröhlich
Title:

SIGNATORIES
The Borrower

ROYAL CARIBBEAN CRUISES LTD.    )    /s/ Antje M. Gibson
Name: Antje M. Gibson    )
Title: Vice President, Treasurer

The Facility Agent, Mandated Lead Arranger and Lender

KfW IPEX-BANK GmbH    )    /s/ Delphine Deroche.
Name: Delphine Deroche    )
Title: Director
.
Name: Andre Mutter    )     /s/ Andre Mutter
Title: Vice President     )

The Hermes Agent
KfW IPEX-BANK GmbH    )    /s/ Delphine Deroche.
Name: Delphine Deroche    )
Title: Director
.Name: Andre Mutter    )     /s/ Andre Mutter
Title: Vice President     )

The Mandated Lead Arranger and Lender

BNP PARIBAS FORTIS S.A./N.V.    )    /s/ Bruno Cloquet
Name: Bruno Cloquet    )
Title: Global Head of Exporters and ECAs Origination

Name: Veronique De Blic    )     /s/ Veronique De Blic
Title: Head of Export Finance EMEA

The Mandated Lead Arranger and Lender

DNB BANK ASA    )    /s/ Cathleen Buckley
Name: Cathleen Buckley    )
Title: Senior Vice President

Name: Andrew J. Shohet    )     /s/ Andrew J. Shohet
Title: First Vice President

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The Mandated Lead Arranger and Lender

SKANDINAVISKA ENSKILDA     )
BANKEN AB (publ)    )    /s/ Peder Garmefelt
Name: Peder Garmefelt    )
Title: Head of Shipping Finance, London

Name: Penny Neville-Park    )     /s/ Penny Neville-Park
Title:

Lender
AKA AUSFHURKREDIT –     )    .
GESSELSCHAFT mbH    )    /s/ Bernadette Brinsa
Name: Bernadette Brinsa    )
Title: Director

Name: H. Konebruch    )     /s/ H. Konebruch
Title: Vice President